As filed with the Securities and Exchange Commission on May 17, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-2885898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

198 Champion Court

San Jose, CA 95134-1709

(408) 943-2600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

T. J. Rodgers

President and Chief Executive Officer

Cypress Semiconductor Corporation

198 Champion Court

San Jose, CA 95134-1709

(408) 943-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini

Matthew W. Sonsini

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (1)
1.00% Convertible Senior Notes due September 15, 2009	$600,000,000	$600,000,000		$18,420
Common stock, $0.01 par value (2)	25,104,600	—	(3)	—	(3)

(1)	Calculated pursuant to Rule 457(o) under the Securities Act.
(2)	Represents the maximum number of shares of common stock issuable upon conversion of the notes and an indeterminate number of additional shares of common stock issuable upon conversion of the notes pursuant to Rule 416 under the Securities Act of 1933 that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transaction.
(3)	Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required in connection with the registration of common stock issuable upon conversion of the notes.

Prospectus

$600,000,000

Cypress Semiconductor Corporation

1.00% Convertible Senior Notes due September 15, 2009

and the Common Stock Issuable upon Conversion of the Notes

We issued the notes in a private placement in March 2007. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

The notes mature on September 15, 2009. We will pay interest on the notes semiannually, in arrears, on each March 15 and September 15, beginning on September 15, 2007 to the holders of record at the close of business on the preceding March 1 and September 1, respectively.

Holders may convert their notes at their option on any day to and including the business day prior to the maturity date only under the following circumstances: (1) during any calendar quarter after the calendar quarter ending June 30, 2007, if the closing price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each trading day of the measurement period was less than 98% of the product of the closing price of our common stock and the conversion rate on each such day; (3) upon the occurrence of specified distributions to holders of our common stock; or (4) upon a fundamental change. On and after June 15, 2009, until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion of the notes, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the notes being converted and cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading-day conversion reference period.

Upon the occurrence of a fundamental change, holders may require us to repurchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any. Also, if a fundamental change occurs, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such fundamental change by a specified number of shares of our common stock.

The notes will be our unsubordinated unsecured obligations and will rank equal in right of payment with all of our other existing and future unsubordinated unsecured obligations and will rank junior in right of payment to any of our secured obligations to the extent of the value of the collateral securing such obligations. Our obligations under the notes will not be guaranteed by, and will be effectively subordinated in right of payment to, all existing and future obligations of, our subsidiaries.

Our common stock is listed on the New York Stock Exchange under the symbol “CY”. The closing price of our common stock on the New York Stock Exchange on May 11, 2007 was $21.44 per share. The notes are eligible for trading on The PORTAL(SM) Market.

Investing in the notes involves risks. See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2007.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

-i-

SUMMARY

The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision. In this prospectus, unless expressly stated otherwise or unless the context otherwise requires, “Cypress Semiconductor Corporation,” “Cypress,” “we,” “us” and “our” refer to Cypress Semiconductor Corporation and its consolidated subsidiaries.

Cypress Semiconductor Corporation

Cypress Semiconductor Corporation delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and system value. Our offerings include the Programmable System-on-Chip (“PSoC”) products, universal serial bus (“USB”) controllers, general-purpose programmable clocks and memories. We also offer wired and wireless connectivity solutions that enhance connectivity and performance in multimedia handsets. We serve numerous markets including consumer, computation, data communications, automotive, industrial and, through our majority-owned subsidiary SunPower Corporation (“SunPower”), solar power.

As of the end of fiscal 2006, we had the following reportable business segments:

•	Consumer and Computation Division—a product division focusing on general-purpose timing solutions, USB and PSoC products;

•	Data Communications Division—a product division focusing on data communication devices for wireless handset and professional / personal video systems;

•	Memory and Imaging Division—a product division focusing on static random access memories, nonvolatile memories and image sensor products;

•	SunPower—a majority-owned subsidiary of Cypress specializing in solar power products; and

•

Other—includes Silicon Light Machines, a majority-owned subsidiary of Cypress specializing in optical components, Silicon Valley Technology Center, a division of Cypress, certain foundry-related services performed by us on behalf of others, and certain corporate expenses.

We were incorporated in California in December 1982. The initial public offering of our common stock occurred in May 1986, at which time our common stock commenced trading on the Nasdaq National Market. In February 1987, we were reincorporated in Delaware and in October 1988, we began listing our common stock on the New York Stock Exchange under the symbol “CY.” Our corporate headquarters are located at 198 Champion Court, San Jose, California 95134, and our main telephone number is (408) 943-2600. We maintain a website at www.cypress.com. The contents of our website are not incorporated into, or otherwise to be regarded as part of, this prospectus.

The Offering

Issuer	Cypress Semiconductor Corporation.

Notes Offered	$600,000,000 aggregate principal amount of 1.00% Convertible Senior Notes due September 15, 2009.

Maturity Date	September 15, 2009.

Interest Payment Dates	March 15 and September 15 of each year, beginning on September 15, 2007.

Interest	1.00% per annum, payable semiannually, in arrears. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes will be our unsubordinated unsecured obligations and will:

•        rank equal in right of payment with all of our other existing and future unsubordinated unsecured obligations;

•        rank junior in right of payment to any of our secured obligations to the extent of the value of the collateral securing such obligations; and

•        be effectively subordinated in right of payment to all existing and future obligations of our subsidiaries.

Conversion

Holders may convert their notes at their option on any day to and including the business day immediately preceding the maturity date only under the following circumstances:

•        during any calendar quarter after the calendar quarter ending June 30, 2007, if the closing price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

•        during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each trading day of the measurement period was less than 98% of the product of the closing price of our common stock and the conversion rate on each such day;

•        upon the occurrence of specified distributions to holders of our common stock; or

•        upon a fundamental change.

On and after June 15, 2009, until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

The initial conversion rate of the notes is 41.8410 per $1,000 principal amount of notes, subject to adjustments for certain events. The initial conversion rate is equivalent to a conversion price of approximately $23.90 per share. In addition, if a fundamental change occurs, we may be required in certain circumstances to increase the conversion rate.

Except as described in “Description of the Notes—Conversion of Notes”, upon any conversion, holders will not receive any separate cash payment representing accrued and unpaid interest or additional interest.

Conversion Settlement	Upon conversion of the notes, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the notes being converted and cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading day conversion reference period. See “Description of the Notes—Conversion of Notes— Settlement upon Conversion”.

Purchase at Holder’s Option upon a Fundamental Change	A holder may require us to repurchase some or all of its notes for cash upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, in each case to, but not including, the repurchase date. See “Description of the Notes—Repurchase of Notes at the Option of Holders upon a Fundamental Change”.

Conversion Rate Adjustment upon a Fundamental Change	If a fundamental change occurs, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such fundamental change by a specified number of shares of our common stock. A description of how the conversion rate will be increased and a table showing the conversion rate that would apply at various stock prices and fundamental change effective dates are set forth under “Description of the Notes—Conversion of Notes— Increase of Conversion Rate upon Certain Fundamental Changes”.

Optional Redemption	The notes may not be redeemed prior to maturity.

Sinking Fund	None.

Use of Proceeds	We will not receive any proceeds from this offering.

Trustee and Paying Agent	U.S. Bank National Association.

Listing and Trading	Our common stock is listed on the New York Stock Exchange under the symbol “CY”. The notes are eligible for trading on The PORTAL(SM) Market.

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Convertible Note Hedge, Warrant and Accelerated Share Repurchase

In connection with the issuance of the notes in a private placement in March 2007 (the “Private Placement Offering”), we entered into a convertible note hedge transaction with the option counterparties. We have also sold warrants to the option counterparties. The convertible note hedge transaction is expected to reduce potential dilution upon conversion of the notes. However, the warrant transaction could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. We used a portion of the proceeds of the Private Placement Offering to pay the net cost of the convertible note hedge and warrant transactions.

Concurrently with the Private Placement Offering, we entered into an accelerated share repurchase transaction with the repurchase counterparty. During the term of the accelerated share repurchase transaction, which is expected to extend approximately three months from the date of initial issuance of the notes in the Private Placement Offering, the repurchase counterparty or its affiliates will purchase shares of our common stock from holders of our common stock.

The convertible note hedge, warrant and accelerated share repurchase transactions may affect the value of the notes and our common stock. See “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering—The convertible note hedge, warrant and accelerated share repurchase transactions may affect the value of the notes and our common stock”.

Risk Factors

See “Risk Factors” beginning on page 6 of this prospectus for a discussion of certain factors that you should carefully consider before investing in the notes.

RISK FACTORS

Our business faces many risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock or the notes offered hereby could decline. You should consider the following risks, as well as the other information included or incorporated by reference in this prospectus, before deciding to invest in the notes.

Risks Related to Our Business

We face significant volatility in supply and demand conditions for our products and this volatility, as well as any failure by us to accurately forecast future supply and demand conditions, could materially and negatively impact our business.

The semiconductor industry has historically been characterized by wide fluctuations in the demand for, and supply of, semiconductors. Demand for our products depends in large part on the continued growth of various electronics industries that use our products, including:

•	wireless telecommunications equipment;

•	computers and computer-related peripherals;

•	memory and image sensors;

•	networking equipment;

•	consumer electronics, automotive electronics and industrial controls; and

•	solar power products.

In addition, certain of our products, including USB micro-controllers and clocks, are incorporated into computer and computer-related products, which have historically experienced, and may in the future experience, significant fluctuations in demand. Any downturn or reduction in the growth of these industries could seriously harm our business, financial condition and results of operations.

We order materials and build our products based primarily on our internal forecasts and secondarily on existing orders, which may be cancelled under many circumstances. Because our markets are volatile and subject to rapid technological and price changes, our forecasts may be wrong causing us to make too many or too few of certain products. Also, our customers frequently place orders requesting product delivery almost immediately after the order is made, which makes forecasting customer demand even more difficult, particularly when supply is abundant. If we experience inadequate demand or a significant shift in the mix of product orders that makes our existing capacity and capability inadequate, our fixed costs per semiconductor produced will increase, which will harm our financial condition and results of operations. Alternatively, if we should experience a sudden increase in demand, we will need to quickly ramp our inventory and/or manufacturing capacity to adequately respond to our customers. If we are unable to ramp our inventory or manufacturing capacity in a timely manner or at all, we risk losing our customers’ business, which could have a negative impact on our financial performance and reputation.

Our business, financial condition and results of operations will be seriously harmed if we fail to compete successfully in our highly competitive industry and markets.

The semiconductor industry is intensely competitive. This intense competition results in a difficult operating environment that is marked by erosion of average selling prices over the life of each product and rapid technological change resulting in limited product life cycles. In order to offset selling price decreases, we attempt to decrease the manufacturing costs of our products and to introduce new, higher priced products that incorporate advanced features. If these efforts are not successful or do not occur in a timely manner, or if our newly introduced products do not gain market acceptance, our business, financial condition and results of operations could be seriously harmed.

Our ability to compete successfully in the rapidly evolving semiconductor technology industry depends on many factors, including:

•	our success in developing new products and manufacturing technologies;

•	the quality and price of our products;

•	the diversity of our product line;

•	the cost effectiveness of our design, development, manufacturing and marketing efforts, especially as compared to our competitors;

•	our customer service;

•	our customer satisfaction;

•	the pace at which customers incorporate our products into their systems;

•	the number, strength, nature of our competitors, the markets they target and the rate of their technological advances;

•	general economic conditions; and

•	our access to and the availability of capital.

Although we believe we currently compete effectively in the above areas to the extent they are within our control, given the pace of change in the industry, our current abilities are not a guarantee of future success. If we are unable to compete successfully in this environment, our business, financial condition and results of operations will be seriously harmed.

Our financial results could be adversely impacted if we fail to develop, introduce and sell new products or fail to develop and implement new technologies.

Like many semiconductor companies, which operate in a highly competitive, quickly changing environment marked by rapid obsolescence of existing products, our future success depends on our ability to develop and introduce new products that customers choose to buy. Our new products are important sources of revenue for us. The new products the market requires tend to be increasingly complex, incorporating more functions and operating at faster speeds than old products. Increasing complexity generally requires smaller features on a chip. This makes manufacturing new generation of products substantially more difficult than prior generations. Ultimately, whether we can successfully introduce these and other new products depends on our ability to develop and implement new ways of manufacturing semiconductors.

If we fail to introduce new product designs in a timely manner or are unable to manufacture products according to the requirements of these designs, or if our customers do not successfully introduce new systems or products incorporating our products, or market demand for our new products does not exist as anticipated, our business, financial condition and results of operations could be seriously harmed.

The complex nature of our manufacturing activities makes us highly susceptible to manufacturing problems and these problems can have a substantial negative impact on us when they occur.

Making semiconductors is a highly complex and precise process, requiring production in a tightly controlled, clean environment. Even very small impurities in our manufacturing materials, defects in the masks used to print circuits on a wafer or other problems in the wafer fabrication process can cause a substantial percentage of wafers to be rejected or numerous chips on each wafer to be non-functional. We, and similarly, our third party foundry partners, may experience problems in achieving an acceptable success rate in the manufacture of wafers and the likelihood of facing such difficulties is higher in connection with the transition to new manufacturing methods. The interruption of wafer fabrication or the failure to achieve acceptable manufacturing yields at any of our facilities, or the facilities of our third-party foundry partners, would seriously harm our business, financial condition and results of operations. We may also experience manufacturing problems in our assembly and test operations and in the introduction of new packaging materials.

In addition, the manufacturing of SunPower’s solar cells is a highly complex process. Minor deviations in the manufacturing process can cause substantial decreases in yield and in some cases, cause production to be suspended or yield no output. SunPower has from time to time experienced lower than anticipated manufacturing yields. This often occurs during the production of new products or the installation and start-up of new process technologies or equipment. For example, SunPower recently acquired equipment for a fourth cell production line and purchased a building to house its second solar cell manufacturing facility. As SunPower expands its manufacturing capacity and brings additional lines or facilities into production, it may experience lower yields initially as is typical with any new equipment or process. SunPower also expects to experience lower yields initially as it migrates its manufacturing processes to thinner wafers. If SunPower does not achieve planned yields, its product costs could increase, and product availability would decrease resulting in lower revenues than expected.

Problems in the performance or availability of other companies we hire to perform certain manufacturing and transport tasks could seriously harm our financial performance.

A high percentage of our products are currently fabricated in our manufacturing facilities located in Texas, Minnesota and the Philippines. However, we also increasingly rely on independent contractors to manufacture some of our products. If market demand for our products exceeds our internal manufacturing capacity and available capacity from our foundry partners, we may seek additional foundry manufacturing arrangements. A shortage in foundry manufacturing capacity, which is more likely to occur at times of increasing demand, could hinder our ability to meet demand for our products and therefore adversely affect our operating results. In addition, greater demand for wafers produced by any such foundries without an offsetting increase in foundry capacity raises the likelihood of potential wafer price increases.

While a high percentage of our products are assembled, packaged and tested at our manufacturing facility located in the Philippines, we rely on independent subcontractors to assemble, package and test the balance of our products. We cannot be certain that these subcontractors will continue to assemble, package and test products for us on acceptable economic and quality terms or at all and it might be difficult for us to find alternatives if they do not do so.

We also rely on independent carriers and freight haulers to move our products between manufacturing plants and our customers. Transport or delivery problems due to their error or because of unforeseen interruptions in their business due to factors such as strikes, political instability, terrorism, natural disasters or accidents could seriously harm our business, financial condition and results of operations and ultimately impact our relationship with our customers.

SunPower is currently facing an industry-wide shortage of polysilicon. The prices that SunPower pays for polysilicon have increased recently, and SunPower expects these price increases to continue, which may constrain revenue growth and decrease gross margins and profitability. In addition, an inability to secure adequate polysilicon supplies could severely hurt operations and result in a significant decrease in SunPower’s and Cypress’ revenues and profits.

Polysilicon is an essential raw material in SunPower’s production of photovoltaic, or solar, cells and also in the solar cells and modules used by its PowerLight business to produce solar power systems. There is currently an industry-wide shortage of polysilicon, which has resulted in significant price increases. SunPower expects that the average price of polysilicon will continue to increase. Increases in polysilicon prices in the past have increased SunPower’s manufacturing costs and may impact its manufacturing costs and net income in the future. As demand for solar cells has increased, many of SunPower’s principal competitors have announced plans to add additional manufacturing capacity. As this manufacturing capacity becomes operational, it will increase the demand for polysilicon and further exacerbate the current shortage. Polysilicon is also used in the semiconductor industry generally and any increase in demand from that sector will compound the shortage. The production of polysilicon is capital intensive and adding additional capacity requires significant lead time. While SunPower is aware that several new facilities for the manufacture of polysilicon are under construction, it does not believe that the supply imbalance will be remedied in the near term. SunPower expects that polysilicon demand will continue to outstrip supply throughout 2007 and potentially for a longer period.

Although SunPower has contracted with vendors for what it believes will be an adequate supply of silicon ingots through 2007, SunPower’s estimates regarding its supply needs may not be correct and its purchase orders and contracts may be cancelled by its suppliers. The volume and pricing associated with these purchase orders and contracts may be changed by its suppliers based on market conditions. SunPower’s purchase orders are generally non-binding in nature. If SunPower’s suppliers were to cancel its purchase orders or change the volume or pricing associated with these purchase orders and/or contracts, SunPower may be unable to meet customer demand for its products, which could cause SunPower to lose customers, market share and revenue. This would have a material negative impact on SunPower’s business and operating results. If SunPower’s manufacturing yields decrease significantly, it adds manufacturing capacity faster than currently planned or its suppliers cancel or fail to deliver, SunPower may not have made adequate provision for its polysilicon needs for the balance of the year. In addition, SunPower currently purchases polysilicon and makes advances to suppliers to secure future polysilicon supply, which adversely affects its liquidity. These advances may in the future take the form of equity issuances, which would result in additional dilution to SunPower’s stockholders, including Cypress.

The inability to obtain sufficient polysilicon, ingots or wafers at commercially reasonable prices or at all would adversely affect SunPower’s ability to meet existing and future customer demand for its products and could cause SunPower to make fewer shipments, lose customers and market share and generate lower than anticipated revenue, thereby seriously harming SunPower’s and Cypress’ business, financial condition and results of operations.

SunPower will continue to be dependent on a limited number of third-party suppliers for key components for its products, which could prevent it from delivering products to its customers within required timeframes, which could result in installation delays, cancellations, liquidated damages and loss of market share.

In addition to SunPower’s reliance on a small number of suppliers for its solar cells and panels, SunPower’s newly acquired PowerLight business relies on a limited number of third party suppliers for key components for its solar power systems, some of whom are competitors of SunPower. If certain of our competitors who are currently supplying solar panels to PowerLight were to terminate or reduce their supply commitments, PowerLight would be unable to meet customer demand which would adversely impact SunPower’s and Cypress’ financial results.

If SunPower fails to develop or maintain its relationships with these or its other suppliers, SunPower may be unable to manufacture its products or its products may be available only at a higher cost or after a long delay. To the extent the processes that SunPower’s suppliers use to manufacture components are proprietary, SunPower may be unable to obtain comparable components from alternative suppliers. The failure of a supplier to supply components in a timely manner, or to supply components that meet SunPower’s quality, quantity and cost requirements, could impair SunPower’s ability to manufacture its products or decrease their costs. If SunPower cannot obtain substitute materials on a timely basis or on acceptable terms, SunPower could be prevented from delivering its products to its customers within required timeframes, which could result in installation delays, cancellations, liquidated damages and loss of market share, any of which could have a material adverse effect on SunPower’s and Cypress’ business and results of operations.

A limited number of SunPower’s customers comprise a significant portion of its revenues and those customers do not have long-term agreements, and thus any decrease in revenue from cancellations by these customers could have an adverse effect on SunPower.

Even though SunPower’s customer base is expected to increase and its revenue streams to diversify as a result of its acquisition of PowerLight in the first quarter of fiscal 2007, a large portion of SunPower’s net revenues will likely continue to depend on sales to a limited number of customers as well as the ability of those customers to sell solar power products that incorporate SunPower’s solar cells and panels. Furthermore, PowerLight directly competes, as a distributor of solar panels and systems, with many of SunPower’s customers. For example, both Conergy AG and Solon AG, two of SunPower’s largest customers, actively compete with PowerLight’s business in the large-scale solar power plant market. SunPower’s customer relationships have been developed over a short period of time. SunPower cannot be certain that these customers will generate significant revenue in the future or if these customer relationships will continue to develop in light of the PowerLight acquisition. If SunPower’s relationships with its other customers do not continue to develop, it may not be able to expand its customer base or maintain or increase its revenues.

Furthermore, SunPower does not have long-term agreements with customers, but instead operates on a purchase order basis. Although SunPower believes that cancellations on its purchase orders to date have been insignificant, its customers may cancel or reschedule purchase orders with SunPower on relatively short notice. SunPower relies upon a limited number of customers for a substantial portion of its revenues. Accordingly, cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing SunPower sufficient time to reduce, or delay the incurrence of, its corresponding inventory and operating expenses. In addition, changes in forecasts or the timing of orders from these or other customers expose SunPower to the risks of inventory shortages or excess inventory. The loss or significant rescheduling of sales to any of SunPower’s customers could have a significant negative impact on SunPower’s and Cypress’ business.

If the market for solar power products takes longer to develop than SunPower anticipates or does not develop at all, or if SunPower fails to compete successfully in the solar power market, its revenue and profitability could be adversely affected.

The market for solar power products manufactured by SunPower is emerging and rapidly evolving. If solar power technology proves unsuitable for widespread commercial deployment or if demand for SunPower’s products or solar power products generally fails to develop sufficiently or at all, SunPower’s revenues and profitability could be adversely affected. In addition, demand for solar power products in the markets and geographic regions SunPower targets may develop more slowly than it anticipates or not at all. Many factors will influence the adoption of solar power technology as well as SunPower’s ability to compete in the solar power products market, including:

•	cost effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	success in developing new products and manufacturing technologies;

•	ability to continue to ramp SunPower’s manufacturing capacities;

•	the quality and price of SunPower’s products;

•	the availability of the raw materials, including polysilicon, used in the production of solar cell products;

•	the number and nature of SunPower’s competitors and general economic conditions;

•	access to and the availability of capital;

•	success of alternative power generation technologies;

•

fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	the possibility of future product failures and the warranty implications thereof;

•	availability of, and dependence on, subsidies and other incentives provided by various governmental agencies; and

•	existing or future regulations and policies that may present additional technical, economic or regulatory barriers.

Although SunPower expects the acquisition of PowerLight to be beneficial, such benefits may not be realized because of integration difficulties or other challenges.

During the first quarter of fiscal 2007, SunPower completed the acquisition of PowerLight, a privately-held leading provider of large-scale solar power systems. PowerLight has global operations that will need to be integrated successfully in order for SunPower to realize the benefits anticipated from the acquisition. Realizing these benefits will require the integration of technology, operations and personnel of SunPower and PowerLight into a single organization. SunPower expects the integration to be a complex, time-consuming and expensive process that, even with proper planning and implementation, could cause significant disruption. The challenges that SunPower may face include, but are not limited to, the following:

•	consolidating operations, including rationalizing corporate information technology and administrative infrastructures;

•	management gaining sufficient experience with technologies and markets in which the PowerLight business is involved, which may be necessary to successfully operate and integrate the business;

•	implementing and monitoring PowerLight’s revenue recognition policy on a “percent completion” basis;

•	coordinating sales and marketing efforts between the two companies;

•	overcoming any perceived adverse changes in business focus or model;

•	realizing synergies necessary to meet SunPower’s long-term margin targets, given PowerLight’s historical margins;

•	coordinating and harmonizing research and development activities to accelerate introduction of new products and technologies with reduced cost;

•	preserving customer, supplier, distribution and other important relationships of SunPower and PowerLight and resolving any potential conflicts that may arise;

•	retaining key employees and maintaining employee morale;

•	addressing differences in the business cultures of SunPower and PowerLight;

•

coordinating and combining operations, relationships and facilities outside of the United States, which may be subject to additional constraints imposed by geographic distance, local laws and regulations; and

•

creating a consolidated internal control over financial reporting structure so that SunPower and its independent auditors can report on the effectiveness of SunPower’s internal controls over financial reporting.

SunPower may not be able to successfully integrate the operations of PowerLight in a timely manner, or at all. In addition, SunPower may not realize the anticipated benefits and synergies of the acquisition to the extent or when anticipated. Even if the integration of SunPower and PowerLight’s operations, products and personnel is successful, it may place a significant burden on SunPower’s management resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm SunPower’s business, financial condition and operating results.

SunPower intends to recognize most of their revenues generated from PowerLight on a “percent completion” basis and upon the achievement of contractual milestone, so any delay or cancellation of a project could adversely affect SunPower’s and Cypress’ results of operations.

PowerLight, which was acquired by SunPower in the first quarter of fiscal 2007, recognizes revenue on a “percent completion” basis and, as a result, the revenue from this business is driven by the performance of its contractual obligations, which is generally driven by timelines for the installation of its solar power systems at customer sites. SunPower intends to recognize revenue from projects of the PowerLight business on a similar basis. As a consequence, SunPower will delay the recognition of revenue from sales of cells and panels to PowerLight until PowerLight recognizes revenue. This could result in unpredictability of SunPower’s revenue.

As with any project-related business, there is the potential for delays within any particular customer project. Variation of project timelines and estimates may impact SunPower’s ability to recognize revenue in a particular period. In addition, certain customer contracts may include payment milestones due at specified points during a project. Because SunPower’s PowerLight business usually must invest substantial time and incur significant expense in advance of achieving milestones and the receipt of payment, failure to achieve such milestones could adversely affect SunPower’s and Cypress’ business and results of operations.

Any guidance that we may provide about our business or expected future results may prove to differ from actual results.

From time to time we have shared our views in press releases or SEC filings, on public conference calls and in other contexts about current business conditions and our expectations as to potential future results. Correctly identifying the key factors affecting business conditions and predicting future events is inherently an uncertain process. Our analyses and forecasts have in the past and, given the complexity and volatility of our business, will likely in the future, prove to be incorrect. We offer no assurance that such predictions or analysis will ultimately be accurate, and investors should treat any such predictions or analyses with appropriate caution.

We consolidate SunPower’s financial results in the results of operations we report to the public in press releases and our SEC filings. SunPower’s financial performance may be affected by a number of factors, including, but not limited to:

•	the average selling price of its solar cells and modules;

•	the availability and pricing of raw materials, particularly polysilicon;

•	the rate and cost at which it is able to expand its manufacturing capacity to meet customer demand;

•	timing, availability and changes in government incentive programs;

•	unplanned additional expenses such as manufacturing failures, defects or downtime;

•	the loss of one or more key customers or the significant reduction or postponement of orders from these customers;

•	foreign currency fluctuations, particularly in the Euro or Philippine peso;

•	currency fluctuations and the effect of its currency hedging activities;

•	changes in the relative sales mix of its solar cells, solar panels and imaging detectors;

•	the availability, pricing and timeliness of delivery of other products, such as inverters, necessary for its solar power products to function;

•	decreases in the overall average selling prices of its solar power products and imaging detectors; and

•	increases or decreases in electric rates due to fossil fuel prices.

Any analysis or forecast that we make which ultimately proves to be inaccurate may adversely affect our stock price.

The trading price for our common stock has been and may continue to be volatile and can be affected by the trading price of SunPower class A common stock and/or speculation about the possibility of future actions we might take in connection with our SunPower holdings.

The trading price of our common stock has been and will likely continue to be volatile. The trading price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control, including:

•	quarterly variations in our results of operations or those of our competitors;

•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	perceptions of general market conditions in the semiconductor industry;

•	our ability to develop and market new and enhanced products on a timely basis;

•	any major change in our board or management;

•	changes in governmental regulations or in the status of our regulatory compliance;

•	recommendations by securities analysts or changes in earnings estimates concerning us;

•	announcements about our earnings that are not in line with analyst expectations;

•	announcements by our competitors of their earnings that are not in line with analyst expectations;

•	short sales, hedging and other derivative transactions on shares of our common stock;

•	economic conditions and growth expectations in the markets in which our customers participate; and

•	general economic conditions.

In addition, the implied market value of the shares of class B common stock of SunPower we hold has, since SunPower’s initial public offering, been significant relative to the total value of our outstanding common stock. As a result, the trading price of our common stock has been and likely will continue to be affected by several factors related to SunPower, including:

•	the trading price for SunPower class A common stock; and

•	actions taken or statements made by us, SunPower or others concerning the potential separation of SunPower from us, including, but not limited to, spin-off, split-off or sale.

Further, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We may be unable to protect our intellectual property rights adequately and may face significant expenses as a result of ongoing or future litigation.

Protection of our intellectual property rights is essential to keeping others from copying the innovations that are central to our existing and future products. The process of seeking patent protection can be long and expensive and we cannot be certain that any currently pending or future applications will actually result in issued patents, or that, even if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. Furthermore, our flexible fab initiative requires us to enter into technology transfer agreements with external foundry partners, providing third party access to our manufacturing intellectual property and resulting in additional risk to our intellectual property. In some cases, these technology transfer and/or license agreements are governed by foreign law, which could afford less protection and/or result in increased costs to enforce such agreements. We anticipate that we will not continue to enter into these kinds of licensing arrangements in the future. Consequently, we may become involved in litigation to enforce our patents or other intellectual property rights, to protect our trade secrets and know-how, to determine the validity or scope of the proprietary rights of others or to defend against claims of invalidity. We are also from time to time involved in litigation relating to alleged infringement by us of others’ patents or other intellectual property rights.

Intellectual property litigation is frequently expensive to both the winning party and the losing party and could take up significant amounts of management’s time and attention. In addition, if we lose such a lawsuit, a court could find that our intellectual property rights are invalid, enabling our competitors to use our technology, or require us to pay substantial damages and/or royalties or prohibit us from using essential technologies. For these and other reasons, this type of litigation could seriously harm our business, financial condition and results of operations. Also, although in certain instances we may seek to obtain a license under a third party’s intellectual property rights in order to bring an end to certain claims or actions asserted against us, we may not be able to obtain such a license on reasonable terms or at all.

We also rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and third parties. However, these parties may breach these agreements and we may not have adequate remedies for any breach. In addition, the laws of certain countries in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent as the laws of the United States.

Unfavorable outcome of litigation or investigations pending against us could materially impact our business.

We are currently a party to various legal proceedings, claims, disputes, litigation and investigations. For example, the Antitrust Division of the Department of Justice (“DOJ”) is currently conducting an investigation into possible antitrust violations in the SRAM industry. In addition, in connection with the DOJ investigation, we are defendants in purported consumer class action lawsuits alleging claims under the Sherman Antitrust Act, state antitrust laws, unfair competition laws, and unjust enrichment. Our financial results could be materially and adversely impacted by unfavorable outcomes to any of these or other pending or future litigation or investigation. There can be no assurances as to the outcome of any litigation or investigation. Although management currently believes that resolving all of these matters, individually or in the aggregate, will not have a material adverse impact on our financial position or results of operations, such litigation, investigations and other claims are subject to inherent uncertainties and management’s view of these matters may change in the future. There exists the possibility of a material adverse impact on our financial position and the results of operations for the period in which the effect of an unfavorable final outcome becomes probable and reasonably estimable.

Unfavorable outcome of examinations of our tax returns by tax authorities could have a material impact on our results of operations and financial position.

Our tax returns are subject to examination by various tax authorities in countries in which we operate. The Internal Revenue Service (“IRS”) is currently conducting an audit of our federal income tax returns for fiscal 2003 and 2004. During fiscal 2006, non-U.S. tax authorities commenced tax audits of our subsidiaries in the Philippines and India. As of April 1, 2007, no material adjustments have been proposed by the IRS or other such foreign tax authorities. However, the IRS and the other foreign tax authorities have not completed their examinations. If significant adjustments result from the conclusion of the examinations, our results of operations and financial position could be materially impacted.

We face additional problems and uncertainties associated with international operations that could seriously harm us.

International revenues historically accounted for a significant portion of our total revenues. Our manufacturing, assembly and test operations located in the Philippines, as well as our international sales offices and design centers, face risks frequently associated with foreign operations including:

•	currency exchange fluctuations;

•	the devaluation of local currencies;

•	political instability;

•	labor issues;

•	changes in local economic conditions;

•	import and export controls;

•	potential shortage of electric power supply; and

•	changes in tax laws, tariffs and freight rates.

To the extent any such risks materialize, our business, financial condition or results of operations could be seriously harmed.

We compete with others to attract and retain key personnel, and any loss of, or inability to attract, such personnel would harm us.

To a greater degree than most non-technology companies, we depend on the efforts and abilities of certain key members of management and other technical personnel. Our future success depends, in part, upon our ability to retain such personnel and to attract and retain other highly qualified personnel, particularly product and process engineers. We compete for these individuals with other companies, academic institutions, government entities and other organizations. Competition for such personnel is intense and we may not be successful in hiring or retaining new or existing qualified personnel. If we lose existing qualified personnel or are unable to hire new qualified personnel, as needed, our business, financial condition and results of operations could be seriously harmed.

We are subject to many different environmental, health and safety laws, regulations and directives, and compliance with them may be costly.

We are subject to many different international, federal, state and local governmental laws and regulations related to, among other things, the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing process and the health and safety of our employees. Compliance with these regulations can be costly. We cannot assure you that we have been, or will be at all times in complete compliance with such laws and regulations. If we violate or fail to comply with these laws and regulations, we could be fined or other wise sanctioned by the regulators. Under certain environmental laws, we could be held responsible, without regard to fault, for all of the costs relating to any contamination at our or our predecessors’ past or present facilities and at third party waste disposal sites. We could also be held liable for any and all consequences arising out of human exposure to such substances or other environmental damage.

Over the last several years, there has been increased public awareness of the potentially negative environmental impact of semiconductor manufacturing operations. This attention and other factors may lead to changes in environmental regulations that could force us to purchase additional equipment or comply with other potentially costly requirements. If we fail to control the use of, or to adequately restrict the discharge of, hazardous substances under present or future regulations, we could face substantial liability or suspension of our manufacturing operations, which could seriously harm our business, financial condition and results of operations.

We face increasing complexity in our product design as we adjust to new and future requirements relating to the materials composition of our products, including the restrictions on lead and other hazardous substances that apply to specified electronic products put on the market in the European Union (Restriction on the Use of Hazardous Substances Directive 2002/95/EC, also known as the “RoHS Directive”) and similar legislation in China and California. Other countries, including at the federal and state levels in the United States, are also considering laws and regulations similar to the RoHS Directive. Certain electronic products that we maintain in inventory may be rendered obsolete if not in compliance with the RoHS Directive or similar laws and regulations, which could negatively impact our ability to generate revenue from those products. Our customers and other companies in the supply chain may require us to certify that our products are RoHS compliant. Although we cannot predict the ultimate impact of any such new laws and regulations, they will likely result in additional costs or decreased revenue, and could require that we redesign or change how we manufacture our products.

Our operations and financial results could be severely harmed by certain natural disasters.

Our headquarters in California, manufacturing facilities in the Philippines and some of our major vendors’ facilities are located near major earthquake faults or are subject to seasonal typhoons. We have not been able to maintain insurance coverage at reasonable costs. Instead, we rely on self-insurance and preventative/safety measures. If a major earthquake or other natural disaster occurs, we may need to spend significant amounts to repair or replace our facilities and equipment and we could suffer damages that could seriously harm our business, financial condition and results of operations.

The failure to integrate our business and technologies with those of companies that we or SunPower have recently acquired, or that we or SunPower may acquire in the future, could adversely affect our financial results.

We and SunPower have made acquisitions and pursued other strategic relationships in the past and may pursue additional acquisitions in the future. If we or SunPower fail to integrate these businesses successfully, our financial results may be seriously harmed. Integrating these businesses, people, products and services with our existing business could be expensive, time-consuming and a strain on our resources. Specific issues that we and SunPower face with regard to prior and future acquisitions include:

•	integrating acquired technology or products;

•	integrating acquired products into our manufacturing facilities;

•	integrating different accounting policies and methodologies;

•	assimilating and retaining the personnel of the acquired companies;

•	coordinating and integrating geographically dispersed operations;

•	our ability to retain customers of the acquired company;

•	the potential disruption of our and our suppliers’ ongoing business and distraction of management;

•	the maintenance of brand recognition of acquired businesses;

•	the failure to successfully develop acquired in-process technology, resulting in the impairment of amounts currently capitalized as intangible assets;

•	unanticipated expenses related to technology integration;

•	the development and maintenance of uniform standards, corporate cultures, controls, procedures and policies;

•	the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

•	the potential unknown liabilities associated with acquired businesses.

We may incur losses in connection with loans made under our stock purchase assistance plan.

We have outstanding loans, consisting of principal and cumulative accrued interest, to employees and former employees under our stockholder-approved 2001 employee stock purchase assistance plan. We made the loans to employees for the purpose of purchasing our common stock. Each loan is evidenced by a full recourse promissory note executed by the employee in favor of Cypress and is secured by a pledge of the shares of our common stock purchased with the proceeds of the loan. We have an allowance for uncollectible loans. In determining the allowance for uncollectible loans, management considered various factors, including a review of borrower demographics (including geographic location and job grade), loan quality and an independent fair value analysis of the loans and the underlying collateral. While the loans are secured by the shares of our stock purchased with the loan proceeds, the value of this collateral would be adversely affected if our stock price declined significantly.

Our results of operations may be adversely affected if a significant amount of these loans were not repaid. Similarly, if our stock price were to decrease, our employees bear greater repayment risk and we would have increased risk to our results of operations. Further, it is likely that our ability to recover outstanding loan amounts from current employees will be greater than our ability to recover these amounts from ex-employees who have left Cypress.

We maintain self-insurance for certain indemnities we have made to our officers and directors.

Our certificate of incorporation, by-laws and indemnification agreements require us to indemnify our officers and directors for certain liabilities that may arise in the course of their service to us. We self-insure with respect to these indemnifiable claims. If we were required to pay a significant amount on account of these liabilities for which we self-insure, our business, financial condition and results of operations could be seriously harmed.

As a result of the offering of the Cypress 1.00% Notes and the SunPower 1.25% Notes, we will have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations.

As a result of the $600.0 million Cypress 1.00% Notes and the $200.0 million SunPower 1.25% Notes offering completed in the first quarter of fiscal 2007, we have significant indebtedness and substantial debt service requirements. Our ability to meet our payment and other obligations under our indebtedness depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. There is no assurance that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any amended credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under our indebtedness and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Cypress 1.00% Notes and the SunPower 1.25% Notes.

Any modification of the accounting guidelines for convertible debt could result in higher interest expense related to the Cypress 1.00% Notes, which could materially impact our results of operations and earnings per share.

The Financial Accounting Standards Board’s Emerging Issue Task Force (“EITF”) is currently reviewing the accounting for convertible debt instruments with terms similar to our recently issued Cypress 1.00% Notes. The EITF is considering a requirement to allocate a portion of the debt to the embedded conversion feature, thereby creating an original issue discount on the carrying value of the debt portion of the instrument. This original issue discount would subsequently be amortized as interest expense over the term of the instrument, resulting in an increase to our reported interest expense. This could materially impact our results of operations and earnings per share.

Our certificate of incorporation and by-laws include anti-takeover provisions that may enable our management to resist an unwelcome takeover attempt by a third party.

Our organizational documents and Delaware law contain provisions that might discourage, delay or prevent a change in control of our company or a change in our management. Our Board of Directors may also choose to adopt further anti-takeover measures without stockholder approval. The existence and adoption of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

Risks Related to the Notes, Our Common Stock and this Offering

We may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

We are not restricted under the terms of the notes or the indenture from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures. In addition, we are not restricted from repurchasing common stock by the terms of the notes.

Your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our existing and future secured debt.

None of our subsidiaries guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. At April 1, 2007, our subsidiaries had approximately $235 million of indebtedness outstanding and approximately $268 million of other liabilities outstanding (excluding intercompany liabilities).

In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required by the indenture governing the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under “Description of the Notes”. We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. In addition, upon conversion of the notes we will be required to make cash payments to the holders of the notes equal to the lesser of the principal amount of the notes being converted and the conversion value of those notes as described under “Description of the Notes—Conversion of Notes—Settlement upon Conversion”. Such payments could be significant, and we may not have sufficient funds to make them at such time.

A fundamental change may also constitute an event of default under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes or pay cash in respect of conversions when required would result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Upon conversion of the notes, we will pay an amount in cash that is based upon a conversion reference period, and you may receive less proceeds than expected.

We may satisfy some or all of our conversion obligation in cash and the remainder in shares. If we choose to satisfy our conversion obligation in a combination of cash and shares, the number of shares to be delivered will be calculated on a proportionate basis for each day of a 20 trading day conversion reference period. Accordingly, upon conversion of a note, holders may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined. In addition, because of the 20 trading day conversion reference period, settlement generally will be delayed until at least the 23rd trading day following the related conversion date. See “Description of the Notes—Conversion of Notes—Settlement upon Conversion”.

Our failure to convert the notes into cash or a combination of cash and shares upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

Restricted convertibility of the notes could result in your receiving less than the value of the cash and common stock, if any, into which a note would otherwise be convertible.

The notes are convertible only if specified conditions are met. If these conditions are not met, you will not be able to convert your notes, and you will not be able to receive the cash and common stock, if any, into which the notes would otherwise be convertible.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock (including the stock of a subsidiary), indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes”. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash or our sale of SunPower common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted during a specified period of time following the effective date of such fundamental change. The adjustment to the conversion rate for notes converted in connection with such fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $60.00 per share or less than $18.89 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In no event will the total number of shares of common stock added to the conversion rate as a result of such fundamental change exceed 11.10 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion of Notes— Conversion Rate Adjustments”.

Our obligation to increase the conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The notes may not have an active market and their price may be volatile. You may be unable to sell your notes at the price you desire or at all.

The notes are a new issue of securities for which there is currently no trading market, and an active market might never develop. Although the notes are eligible for trading on PORTAL, we do not intend to list the notes on any national securities exchange. Any market-making will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the pendency of any shelf registration statement. The liquidity of the trading market in the notes, and the market price quoted for these notes, may be adversely affected by, among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our board of directors designates as payable to the holders of the notes), but if you subsequently convert your notes and receive common stock upon such conversion, you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. From January 1, 2006 through May 11, 2007, the closing sale price of our common stock on the New York Stock Exchange ranged from $13.36 to $23.11 per share, and the closing sale price on May 11, 2007 was $21.44 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In addition, the stock market in general, and prices for companies in our industry in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Additionally, lack of positive performance in our stock price may adversely affect our ability to retain key employees.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

To the extent we deliver common stock on some or all of the notes the ownership interests of existing stockholders may be diluted. Although the convertible note hedge transaction is expected to reduce potential dilution upon conversion of the notes, the warrant transaction could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into cash and shares of our common stock could depress the price of our common stock.

The convertible note hedge, warrant and accelerated share repurchase transactions may affect the value of the notes and our common stock.

In connection with the issuance of the notes in the Private Placement Offering, we entered into a convertible note hedge transaction with affiliates of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., whom we refer to as the option counterparties, in connection with the issuance of the notes. We also sold warrants to the option counterparties. The convertible note hedge transaction is expected to reduce potential dilution upon conversion of the notes. However, the warrant transaction could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. We used a portion of the proceeds of the Private Placement Offering to pay the net cost of the convertible note hedge and warrant transactions.

Concurrently with the Private Placement Offering, we entered into an accelerated share repurchase transaction with an affiliate of Credit Suisse Securities (USA) LLC, whom we refer to as the repurchase counterparty.

In connection with establishing its initial hedge of these transactions, the option counterparties and the repurchase counterparty or their respective affiliates expect to enter into, and may already have entered into, various derivative transactions with respect to our common stock and/or purchase shares of our common stock in secondary market transactions prior to, concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of our common stock prior to, concurrently with or shortly after the pricing of the notes. The option counterparties and the repurchase counterparty or their respective affiliates are likely to modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock in secondary market transactions prior to the respective maturities of the notes. In particular, such hedge modification transactions with respect to the convertible note hedge and warrant transactions are likely to occur during any conversion reference period for a conversion of notes, which may have a negative effect on the amount or value of the consideration received in relation to the conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transaction whenever notes are converted. In order to unwind its hedge position with respect to those exercised options, the option counterparties expect that they or their affiliates will likely sell shares of our common stock in secondary transactions or unwind various derivative transactions with respect to our common stock during any conversion reference period for the converted notes.

In addition, during the term of the accelerated share repurchase transaction, which is expected to extend approximately three months from the date of initial issuance of the notes in the Private Placement Offering, the repurchase counterparty or its affiliates will purchase shares of our common stock from holders of our common stock.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the amount of cash and/or number of shares of our common stock, if any, as well as the value of such common stock that you may receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

The notes will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

We may not be able to refinance the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity of the notes. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

You may be subject to tax upon an adjustment to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a taxable dividend to the extent of our earnings and profits that will be subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes. See “Dividend Policy” and “Certain U.S. Federal Income Tax Considerations”.

If a fundamental change occurs on or prior to the maturity date of the notes, under some circumstances we will increase the conversion rate for notes converted in connection with the fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations”.

The U.S. federal income tax consequences of the conversion of the notes into a combination of cash and shares of our common stock are uncertain.

The U.S. federal income tax consequences of the conversion of a note into a combination of cash and shares of our common stock are uncertain, and may result in a fully taxable transaction. Accordingly, you are urged to consult your tax advisors with respect thereto. A discussion of the U.S. federal income tax consequences of ownership of the notes is contained in this prospectus under the heading “Certain U.S. Federal Income Tax Considerations”.

Our certificate of incorporation and by-laws include anti-takeover provisions that may enable our management to resist an unwelcome takeover attempt by a third party.

Our organizational documents and Delaware law contain provisions that might discourage, delay or prevent a change in control of our company or a change in our management. Our board of directors may also choose to adopt further anti-takeover measures without stockholder approval. The existence and adoption of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS

The discussions in this prospectus and the documents incorporated by reference herein contain statements that are not historical in nature, but are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve risks and uncertainties, including, but not limited to, statements as to our ability to develop and bring to market new products; our intent regarding our investment in SunPower; the rate of customer acceptance of our products and our resulting market share; our business strategies; the general economy and its impact on the markets we serve; the changing environment and/or cycles of the semiconductor and solar power industries; the successful integration and achievement of the objectives of acquired businesses; competitive pricing; our ability to efficiently manage our manufacturing facilities and achieve our cost goals emanating from manufacturing efficiencies; the availability of raw materials, such as polysilicon, used in the manufacture of SunPower’s products; the financial and operational performance of our subsidiaries; the adequacy of cash and working capital; risks related to investing in development stage companies; our management of the risk related to our outstanding employee loans; our ability to manage our interest rate and exchange rate exposure; and our expectations regarding our pending litigation and investigations and outstanding warranty liability. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” “plan,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements are made as of the date hereof and are based on our current expectations, beliefs and intentions regarding future events or our financial performance and the information available to management as of the date hereof. Except as required by law, we assume no responsibility to update any such forward-looking statements. Our actual results could differ materially from those expected, discussed or projected in the forward-looking statements contained in this prospectus and the documents incorporated by reference herein for any number of reasons, including, but not limited to, the materialization of one or more of the risks discussed under the heading “Risk Factors” above.

USE OF PROCEEDS

All sales of the notes or shares of common stock issuable upon conversion of the notes will be by or for the account of the selling securityholders listed in any prospectus supplement. We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the years ended December 29, 2002, December 28, 2003, January 2, 2005, January 1, 2006, December 31, 2006 and for the three months ended April 1, 2007 is set forth below.

	Year Ended (1)					Three Months Ended
	December 29, 2002	December 28, 2003	January 2, 2005	January 1, 2006	December 31, 2006	April 1, 2007
Ratio of Earnings to Fixed Charges (2)	(3)	(3)	(3)	(3)	4.69	(3)

(1)	We operate on a 52- or 53-week fiscal year ending on the Sunday closest to December 31. Fiscal 2006, 2005, 2003 and 2002 were 52-week fiscal years. Fiscal 2004 was a 53-week fiscal year.

(2)	For purposes of calculating the ratio of earnings to fixed charges, fixed charges are calculated by adding (a) interest on all indebtedness and amortization of debt discount and expense and (b) an estimate of the interest within rental expense. Earnings are calculated by adding (a) pretax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries and (b) fixed charges.
(3)	Dollar amount of deficiency is the amount of earnings required to attain a ratio of 1:1. Earning were inadequate to cover fixed charges by $246.3 million, $3.6 million, $2.0 million and $93.2 million for the years ended December 29, 2002, December 28, 2003, January 2, 2005 and January 1, 2006 and $2.6 million for the three months ended April 1, 2007.

DESCRIPTION OF THE NOTES

On March 13, 2007, we issued $600,000,000 aggregate principal amount of 1.00% Convertible Senior Notes due September 15, 2009. We issued the notes under an indenture between us and U. S. Bank National Association, as trustee. The notes and any common stock issuable upon conversion of the notes are covered by a registration rights agreement.

The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of these documents from us upon written request at our address, which is listed in this prospectus under “Where You Can Find More Information and Incorporation by Reference”.

For purposes of this Description of the Notes section, references to “we”, “us”, “our”, “the company” and “Cypress” refer solely to Cypress Semiconductor Corporation, and not to its subsidiaries.

General

The Notes

The notes will:

•	initially be limited to $600,000,000 aggregate principal amount;

•	mature on September 15, 2009, unless earlier converted by holders or repurchased by us at the option of holders in connection with a fundamental change;

•

bear interest at a rate of 1.00% per annum on the principal amount, payable semi-annually, in arrears, on each March 15 and September 15, beginning on September 15, 2007 to the holders of record at the close of business on the preceding March 1 and September 1, respectively;

•	bear additional interest if we fail to comply with certain obligations set forth under “—Registration Rights”;

•

be subject to repurchase by us, in whole or in part, for cash at the option of holders upon the occurrence of a “fundamental change” (as defined under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”), at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional interest), if any, to, but not including, the repurchase date as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”; and

•	be represented by one or more registered securities in global form as described under “—Book-Entry Delivery and Form”.

Subject to the fulfillment of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 41.8410 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $23.90 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the notes being converted and cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading day conversion reference period as described below under “—Conversion of Notes—Settlement upon Conversion”. Upon conversion of a note, you will not receive any separate payment for accrued and unpaid interest, except under the limited circumstances described below under “—Conversion of Notes—General”. If a fundamental change occurs, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such fundamental change by a specified number of shares of our common stock.

The indenture governing the notes does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional senior indebtedness or any other indebtedness or issuing or repurchasing securities. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of highly leveraged transactions or a fundamental change, except to the extent described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” and “—Consolidation, Merger and Sale of Assets”.

The notes are our unsubordinated unsecured obligations, ranking equally in right of payment to all of our existing and future unsubordinated unsecured indebtedness, and senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes. We currently do not have a material amount of subordinated indebtedness issued or outstanding. The notes are effectively subordinated in right of payment to any of our future secured indebtedness to the extent of the value of the collateral securing such obligations and effectively subordinated in right of payment to all indebtedness and liabilities of our subsidiaries, including trade credit. At April 1, 2007, our subsidiaries had approximately $235 million of indebtedness outstanding and approximately $268 million of other liabilities outstanding (excluding intercompany liabilities).

No sinking fund is provided for the notes.

We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, in denominations of $1,000 principal amount and multiples thereof, and will be represented by one or more global notes. We may pay interest by check mailed to each holder at its address as it appears in the notes register; provided, however, that holders with notes in an aggregate principal amount in excess of $2.0 million will be paid, at their written election, by wire transfer of immediately available funds; provided further, however, that payments to The Depository Trust Company, New York, New York, which we refer to as “DTC”, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Neither we nor the registrar nor the trustee is required to register a transfer or exchange of any notes for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice, except, in the case of a partial repurchase, that portion of the notes not being repurchased.

The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and any cash or shares of our common stock received upon conversion of the notes are summarized in this prospectus under the heading “Certain U.S. Federal Income Tax Considerations”.

Principal, Maturity

The indenture provides for the issuance by us of notes in an amount initially limited to $600,000,000 aggregate principal amount. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided, however that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. The notes and any additional notes will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and offers to purchase. The notes will mature on September 15, 2009.

Interest

The notes will bear interest at a rate of 1.00% per annum on the principal amount from March 13, 2007. We will pay interest semi-annually, in arrears, on each March 15 and September 15, beginning on September 15, 2007, subject to limited exceptions if the notes are converted prior to the relevant interest payment date. Subject to certain exceptions, interest will be paid to the holders of record at the close of business on the March 1 and September 1, as the case may be, immediately preceding the relevant interest payment date.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 13, 2007. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest will cease to accrue on a note upon its maturity, conversion or repurchase by us at the option of a holder.

Conversion of Notes

General

At any time up to and including the business day immediately preceding the maturity date, a holder may surrender some or all of its notes for conversion only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, at our option, common stock upon conversion, as described under “—Settlement upon Conversion”. Holders may only convert notes with a principal amount of $1,000 or an integral multiple of $1,000. The conversion rate with respect to a note is initially 41.8410 shares of our common stock per $1,000 principal amount. The conversion price of a note is equal to $1,000 divided by the applicable conversion rate at the time of determination. The conversion rate is subject to adjustment as described under “—Conversion Rate Adjustments” and, with respect to conversions occurring in connection with a makewhole fundamental change, as described under “—Increase of Conversion Rate upon Certain Fundamental Changes”. Accordingly, an adjustment to the conversion rate will result in a corresponding adjustment to the conversion price. The initial conversion price for the notes is approximately $23.90 per share.

If a holder exercises its right to require us to repurchase its notes as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”, such holder may convert its notes only if it withdraws its applicable repurchase notice in accordance with the indenture or if we default in the payment of the repurchase price.

Settlement upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 trading days during the conversion reference period. The “daily settlement amount”, for each of the 20 trading days during the conversion reference period, shall consist of:

•	cash equal to the lesser of $50 and the daily conversion value; and

•

to the extent the daily conversion value exceeds $50, a number of shares (the “daily share amount”) equal to (i) the difference between the daily conversion value and $50, divided by (ii) the daily VWAP for such day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the conversion reference period, one-twentieth (1/20) of the product of (i) the conversion rate on such day and (ii) the daily VWAP of our common stock on such day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the conversion reference period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page CY.N <EQUITY> AQR <GO> (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us), provided that after the occurrence or effectiveness of a fundamental change described in clause (2) of the definition thereof in which the holders of our common stock receive only cash, the daily VWAP will be deemed to be the cash price per share received by holders of our common stock in such fundamental change.

The “conversion reference period” means:

•	for notes that are converted on or after June 15, 2009, the 20 consecutive trading days beginning on the 22nd scheduled trading day prior to the maturity date; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The term “trading day” means a day during which trading in our common stock generally occurs and there is no market disruption event.

The term “market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock of an aggregate one half hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

The term “scheduled trading day” means any day that is scheduled to be a trading day.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage then, in lieu of all or a portion of the daily share amount for each trading day in the applicable conversion reference period, we will deliver cash equal to the product of (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the daily VWAP for such trading day. The number of shares in respect of the daily share amount for each trading day in the applicable conversion reference period will equal the product of (x) the daily share amount and (y) 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that (i) we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note and (ii) if conversion of such notes is in connection with a transaction pursuant to which the notes become convertible into cash and reference property (as defined below), we will settle such conversion in cash and reference property.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount based on the daily VWAP for the final trading day of the applicable conversion reference period.

The daily conversion value and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after expiration of the conversion reference period, but in no event later than the third business day after such expiration.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the maturity date.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion during any calendar quarter beginning after June 30, 2007 and only during such calendar quarter, if the closing price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the conversion price, as defined below, per share of common stock on the last trading day of such preceding calendar quarter, which we refer to as the “conversion trigger price”.

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange or, if our common stock is not quoted or listed for trading on the New York Stock Exchange, as reported by the principal national or regional securities exchange on which our common stock is listed or otherwise as provided in the indenture.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent.

The conversion trigger price is approximately $31.07, which is 130% of the initial conversion price per share of common stock, subject to adjustment upon occurrence of any of the events in respect of which the conversion rate would be subject to adjustment as described under “—Conversion Rate Adjustments” below.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after June 30, 2007 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of Notes

Holders may surrender notes for conversion during any five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock for each day in that period and the conversion rate (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing price of our common stock and the conversion rate per $1,000 principal amount of notes.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the closing price of our common stock and the conversion rate.

Conversion upon Specified Distributions to Holders of Our Common Stock

If we:

•

distribute to all holders of our common stock certain rights (including rights under a stockholder rights agreement) or warrants entitling them to purchase, for a period expiring within 60 days of the date of issuance, shares of our common stock at less than the average of the closing price of a share of our common stock for the five consecutive trading day period ending on the trading day preceding the announcement of such distribution, or

•

distribute to all holders of our common stock cash, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the closing price of our common stock on the trading day immediately preceding the announcement of such distribution, we will notify the holders of notes at least 25 trading days prior to the ex-dividend date for such distribution; provided that if we distribute rights pursuant to a stockholder rights agreement, we will notify the holders of the notes on the business day after we are required to give notice generally to our stockholders pursuant to such stockholder rights agreement if such date is less than 25 trading days prior to the date of such distribution. Once we have given the notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon the specified distributions above if the holder will participate in such distribution due to the participation of holders of the notes in such distribution.

Conversion upon Fundamental Change

We will notify the holders of notes and the trustee at least 10 trading days prior to the anticipated effective date of any fundamental change, as defined below under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”, that we know or reasonably should know will occur. If we do not know, and should not reasonably know, that a fundamental change will occur until a date that is within 10 trading days before the anticipated effective date of such fundamental change, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change. Holders may surrender notes for conversion at any time beginning 10 trading days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change repurchase date.

Conversion Immediately prior to Maturity

Holders may surrender notes for conversion at any time during the period beginning on June 15, 2009 and ending at the close of business on the business day immediately preceding the maturity date.

Increase of Conversion Rate upon Certain Fundamental Changes

If a holder elects to convert notes in connection with a “makewhole fundamental change” (as defined below), we will increase the conversion rate by a number of shares (“the additional shares”) as described below. Any conversion occurring at a time when the notes would be convertible in light of the expected or actual occurrence of a makewhole fundamental change will be deemed to have occurred in connection with such makewhole fundamental change, notwithstanding the fact that a note may then also be convertible because another condition to conversion has been satisfied. A “makewhole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clauses (1), (2), (3), (4) or (7) under the definition of fundamental change as described below under “Repurchase of Notes at the Option of Holders upon a Fundamental Change”, provided that a makewhole fundamental change pursuant to clause (2) of the definition of fundamental change shall not include a fundamental change pursuant to clause (2) of the definition of fundamental change if the exception relating to a merger or consolidation involving consideration of at least 90% stock that is traded on the New York Stock Exchange, Nasdaq or other national securities exchange is available.

The increase in the conversion rate will be expressed as a number of additional shares per $1,000 principal amount of notes and is based on the date on which the fundamental change occurs or becomes effective, referred to as the “effective date”, and the price, referred to as the “stock price”, paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described under “—Conversion Rate Adjustments”. If holders of our common stock receive only cash in connection with a fundamental change described in clause (2) of the definition thereof, the stock price shall be the cash amount paid per share. In all other cases, the stock price will be the average of the closing price of our common stock over the five consecutive trading day period ending on the trading day preceding the effective date of the fundamental change. We will give notice of such fundamental change to all record holders of the notes within 30 scheduled trading days after the effective date of the fundamental change.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described under “—Conversion Rate Adjustments”. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments”.

The following table sets forth the stock price, effective date and the increase in the conversion rate, expressed as a number of additional shares of our common stock to be received per $1,000 principal amount of notes, upon a conversion in connection with a fundamental change.

Stock Price	Effective Date
	March 13, 2007	September 15, 2007	March 15, 2008	September 15, 2008	March 15, 2009	September 15, 2009
$18.89	11.10	11.10	11.10	11.10	11.10	11.10
$20.00	9.38	9.18	8.91	8.55	8.12	8.16
$22.00	6.98	6.67	6.26	5.69	4.89	3.62
$24.00	5.23	4.87	4.39	3.74	2.78	0.00
$26.00	3.96	3.57	3.09	2.43	1.50	0.00
$28.00	3.02	2.64	2.18	1.57	0.77	0.00
$30.00	2.33	1.97	1.55	1.02	0.37	0.00
$32.00	1.81	1.49	1.11	0.66	0.16	0.00
$34.00	1.42	1.13	0.80	0.43	0.06	0.00
$36.00	1.12	0.87	0.59	0.29	0.02	0.00
$38.00	0.90	0.68	0.44	0.20	0.00	0.00
$40.00	0.73	0.54	0.34	0.14	0.00	0.00
$45.00	0.45	0.31	0.19	0.07	0.00	0.00
$50.00	0.29	0.20	0.12	0.05	0.00	0.00
$55.00	0.20	0.14	0.08	0.04	0.00	0.00
$60.00	0.14	0.10	0.06	0.03	0.00	0.00

The exact stock price and effective date may not be set forth on the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later effective dates based on a 365-day year, as applicable;

•	if the stock price is in excess of $60.00 per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made; and

•	if the stock price is less than $18.89 per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made.

Notwithstanding the foregoing, in no event will the number of additional shares of common stock added to the conversion rate in connection with a fundamental change exceed 11.10 shares per $1,000 principal amount of notes, provided that this limit will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments”.

Our obligations to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Settlement of Conversions in Connection with a Makewhole Fundamental Change

If we are required to increase the conversion rate by the additional shares as a result of a makewhole fundamental change, notes surrendered for conversion will be settled as follows (subject in all respects to the provisions set forth above under “—Settlement upon Conversion”):

•

If the last day of the applicable conversion reference period related to notes surrendered for conversion is prior to the third scheduled trading day preceding the anticipated effective date of such makewhole fundamental change, we will settle such conversion as described under “—Settlement upon Conversion” above by delivering the amount of consideration due (as described above under “—Settlement upon Conversion”, based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) on the third trading day immediately following the last day of the applicable conversion reference period. In addition, as soon as practicable following the effective date of such makewhole fundamental change, we will deliver the increase in such amount of cash, shares of our common stock or a combination of cash and shares or reference property (as defined below), if any, as the case may be, as if the conversion rate had been increased by such number of additional shares during the related conversion reference period (and based upon the relevant daily conversion value during such conversion reference period). If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the amount of cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, we will deliver such increase by delivering cash, shares of our common stock or a combination of cash and shares or reference property based on such increase.

•

If the last day of the applicable conversion reference period related to the notes surrendered for conversion is on or following the third scheduled trading day preceding the anticipated effective date of the fundamental change, we will settle such conversion as described under “—Settlement upon Conversion” above (based on the conversion rate as increased by the additional shares described above) on the later to occur of (i) the effective date of the transaction and (ii) the third trading day immediately following the last day of the applicable conversion reference period.

Because we may not deliver the consideration due solely as a result of the increase in the conversion rate described above until after the effective date of the makewhole fundamental change, if we do not deliver solely cash to the extent the daily conversion value on any trading day during the conversion reference period exceeds $50, the non-cash consideration due in respect of such excess may not consist of shares of our common stock as a result of the provisions described above under the caption “—Conversion Rate Adjustments—Treatment of Reference Property”. Accordingly, to the extent the daily conversion value on any trading day during the conversion reference period exceeds $50, the non-cash consideration due in respect of such excess may be paid in reference property.

Conversion Rate Adjustments

Adjustment Events

The conversion rate will be adjusted:

(1) upon the issuance of shares of our common stock as a dividend or distribution on our common stock;

(2) upon subdivisions, combinations or reclassifications of our outstanding common stock;

(3) upon the issuance to all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days from the issuance date thereof to subscribe for or purchase our common stock, at a price per share less than the average of the closing price of our common stock for the five consecutive trading day period ending on the business day immediately preceding the date of announcement of such issuance, provided that the conversion rate for the notes will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration;

(4) upon the distribution to all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets (including shares of capital stock or similar equity interests in or relating to a subsidiary or other business unit), or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above or a distribution referred to in clause (6) below, in each case pursuant to which an adjustment is made; and

•	distribution of rights pursuant to a shareholder rights plan;

(5) upon the occurrence of any dividend or any other distribution of cash (other than in connection with our liquidation, dissolution or winding up or as contemplated by clause (6) below) to all holders of our common stock, in which case, immediately prior to the opening of business on the “ex” date (as defined below) for the dividend or distribution, the conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect at the close of business on the business day immediately preceding the “ex” date for the dividend or distribution multiplied by a fraction:

(a) whose numerator is the average of the closing price of our common stock for the five consecutive trading days ending on the date immediately preceding the ex date for such dividend or distribution; and

(b) whose denominator is the same average of the closing price of our common stock less the per share amount of such dividend or distribution;

(6) upon the distribution of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the “current market price” (as defined in the indenture) per share of our common stock on the tenth trading day immediately following the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which case, immediately prior to the opening of business on the ex date, the conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect immediately before the close of business on the expiration date multiplied by a fraction:

(a) whose numerator is the sum of:

(i) the aggregate amount of cash and the aggregate value of any such other consideration distributed in connection with the tender or exchange offer; and

(ii) the product of (A) such “current market price” per share of our common stock and (B) the number of shares of our common stock outstanding as of the last time (the “expiration time”) tenders or exchanges could have been made pursuant to the tender or exchange offer (excluding shares validly tendered and not withdrawn in connection with the tender or exchange offer and any shares held in our treasury); and

(b) whose denominator is the product of:

(i) such “current market price” per share of our common stock; and

(ii) the number of shares of our common stock outstanding as of the expiration time (including shares validly tendered and not withdrawn in connection with the offer, but excluding any shares held in our treasury).

For purposes hereof, the term “ex” date, means:

•

when used with respect to any dividend or distribution, the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution; and

•

when used with respect to any tender offer or exchange offer, the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained after the expiration time.

No adjustment to the conversion rate will be made if we provide that the holders of the notes will participate in the distribution without conversion.

Whenever any provision of the indenture requires us to calculate an average of the closing price or VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex” date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account in any subsequent adjustment of the conversion rate or in connection with any conversion of the notes.

Notwithstanding the above, certain listing standards of the New York Stock Exchange may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (3) through (6) and as described in “Increase in Conversion Rate upon Certain Fundamental Changes” above. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially could result in the issuance of 20% or more of our common stock outstanding at the time the notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities listed on the New York Stock Exchange. Accordingly, in the event of an increase in the conversion rate above that which would result in the notes, in the aggregate, becoming convertible into shares in excess of such limitations, we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the closing price of our common stock on the trading day immediately prior to the date when such shares would otherwise be required to be distributed).

Events That Will Not Result in Adjustment

The conversion rate will not be adjusted, among other things:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries; or

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the time the notes were first issued.

Treatment of Rights

In the event we adopt or implement a shareholder rights agreement (a “shareholder rights plan”) pursuant to which rights (“Rights”) are distributed to the holders of our common stock and such shareholder rights plan provides that each share of common stock issued upon conversion of the notes at any time prior to the distribution of separate certificates representing such Rights will be entitled to receive such Rights, then there shall not be any adjustment to the conversion privilege or conversion rate at any time prior to the distribution of separate certificates representing such Rights. If, however, prior to any conversion, the Rights have separated from the common stock, the conversion rate shall be adjusted at the time of separation as if we distributed to all holders of our common stock, our assets, debt securities or rights as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such Rights.

Treatment of Reference Property

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of the property and assets of us as an entirety or substantially as an entirety,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction (assuming for such purposes such conversion were settled entirely in our common stock and without giving effect to any adjustment to the conversion rate with respect to a transaction constituting a makewhole fundamental change as described in “—Increase of Conversion Rate upon Certain Fundamental Changes”) immediately prior to such transaction, except that such holders will not receive additional shares if such holder does not convert its notes “in connection with” the relevant fundamental change. Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the net share settlement provisions of the notes following such transaction to the extent feasible. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of such consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, any amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property.

Voluntary Increases of Conversion Rate

Subject to applicable stock exchange rules and listing standards, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our Board of Directors determines that such increase would be in our best interest. We are required to give at least 15 days’ prior notice of any increase in the conversion rate. Subject to applicable stock exchange rules and listing standards, we may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global note, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC, or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met.

No separate payment or adjustment will be made for accrued and unpaid interest on a converted note or for dividends or distributions on any of our common stock issued upon conversion of a note, except as provided in the indenture. By delivering to the holder the cash, shares or combination of cash and shares of our common stock issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the conversion of the notes. Accordingly, any accrued but unpaid interest will be deemed paid in full upon conversion, rather than cancelled, forfeited or extinguished.

If the holder converts after the close of business on a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record at the close of business on the corresponding record date. Each holder, however, agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us at the time such holder surrenders its note for conversion an amount equal to the interest that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, if (1) any overdue interest exists at the time of conversion with respect to the notes being converted, but only to the extent of the amount of such overdue interest, (2) we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) the holder surrenders any notes for conversion after the close of business on the record date relating to the final interest payment date.

Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of any common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares (if any) will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective and to the extent that any shares of our common stock are issued upon conversion.

As soon as practicable following the conversion date, and assuming a holder has satisfied all other requirements, we will cause to be delivered to such holder the cash (including cash in lieu of fractional shares), if any, and certificates representing the number of full shares of our common stock into which the notes are converted.

Repurchase of Notes at the Option of Holders upon a Fundamental Change

In the event of a fundamental change (as defined below) each holder will have the right at its option, subject to the terms and conditions of the indenture, to require us to repurchase some or all of such holder’s notes for cash in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional interest), if any, to, but not including, the repurchase date. We will be required to repurchase the notes on a date that is not less than 15 nor more than 45 business days after the date we mail the notice referred to below.

Within 30 business days after a fundamental change has become effective, we must mail to all holders of the notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the fundamental change, which notice must state, among other things:

•	the events causing such fundamental change;

•	the date of such fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the names and addresses of the paying and conversion agents;

•	the conversion rate, and any increase to the conversion rate that will result from the fundamental change;

•	that notes with respect to which a repurchase notice is given by the holder may be converted, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise the right.

To exercise this right, a holder must transmit to the paying agent a written repurchase notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the certificate numbers of the notes being withdrawn, if applicable;

•	the principal amount of notes being withdrawn, which must be $1,000 or an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

If the notes are not in certificated form, the foregoing notices from holders must comply with the applicable DTC procedures.

We will agree under the indenture to:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid promptly following the later of the repurchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the repurchase price of a note for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, on and after the repurchase date, the notes will cease to be outstanding and interest (including additional interest), if any, on such notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1) any “person” or “group” (other than us or our employee benefit plans) becomes the “beneficial owner”, directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors and (i) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing the same, or (ii) we otherwise become aware of any such person or group;

(2) we consolidate with, or merge with or into, another person or in a single transaction or a series of transactions we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, provided, however, that a transaction described in this clause (2) will be deemed not to be a fundamental change so long as such transaction (i) both (A) does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our voting stock and (B) the persons that “beneficially owned” directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person or (ii) is effected solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of the surviving entity or a direct or indirect parent of the surviving entity;

(3) in a single transaction or a series of transactions of any kind, we sell, convey, transfer, dividend, distribute or otherwise dispose of shares we hold of common stock of SunPower Corporation, such that, immediately following the completion of such transaction or series of transactions, we (together with our direct and indirect wholly owned subsidiaries) hold less than 40% of the outstanding shares of common stock of SunPower Corporation (considering the Class A common stock, par value $0.001 per share, and the Class B common stock, par value $0.001 per share, of SunPower Corporation as a single class);

(4) in a single transaction or a series of transactions of any kind, we sell, convey, transfer, dividend, distribute or otherwise dispose of all or substantially all of our Semiconductor Business. “Semiconductor Business” means as of any date all of our operations, assets and properties (including capital stock in subsidiaries or joint ventures), other than our interest in SunPower Corporation;

(5) our common stock or the common stock into which the notes are then convertible ceases to be listed on the New York Stock Exchange, Nasdaq or another national securities exchange and is not then quoted on an established automated over-the-counter trading market in the United States and no American Depositary Shares or similar instruments for such common stock are so listed or quoted in the United States;

(6) continuing directors cease to constitute a majority of our board of directors; or

(7) our stockholders approve any plan or proposal for our liquidation or dissolution.

However, a merger or consolidation described in (2) above will be deemed not to be a fundamental change if at least 90% of all the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the fundamental change consists of common stock traded on the New York Stock Exchange, Nasdaq or another national securities exchange (or which will be so traded when issued or exchanged in connection with such merger or consolidation) and as a result of such transaction or transactions the notes become convertible solely into cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value in cash, shares or a combination of cash and shares in substantially the same manner as described above.

For purposes of this fundamental change definition:

•

“person” and “group” shall have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

•

“capital stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person;

•

“continuing director” means a director who either was a member of our board of directors on the date of the final offering circular relating to the offering of the notes in the Private Placement Offering or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as a nominee for director; and

•

“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors.

The term “all or substantially all” as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction which such holders believe constitutes a transfer of “all or substantially all” of our assets, our interest in SunPower Corporation or our Semiconductor Business.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of antitakeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchasers.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other unsubordinated indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other unsubordinated indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering—We may not have the ability to repurchase the notes in cash upon the occurrence of fundamental change, or to pay cash upon the conversion of the notes, as required by the indenture governing the notes”.

Events of Default

Each of the following constitutes an event of default with respect to the notes:

(1) a default in the payment when due of any principal of any of the notes at maturity, upon exercise of a repurchase right or otherwise;

(2) a default in the payment of any interest or additional interest when due under the notes, which default continues for 30 days;

(3) our failure to deliver all cash and any shares of common stock when such cash and common stock, if any, are required to be delivered upon conversion of a note, and we do not remedy such default within five days;

(4) a default in our obligation to provide notice of the occurrence of a fundamental change when required by the indenture;

(5) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6) our failure to comply with any of our other agreements in the notes or the indenture upon receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice; provided, however, that we shall have 120 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with our obligations to file our annual, quarterly and current reports in accordance with the indenture or to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act so long as we are attempting to cure such failure as promptly as reasonably practicable;

(7) (i) our failure to make any payment by the end of any applicable grace period after maturity of principal and/or accrued interest with respect to any obligations (other than nonrecourse obligations) of us for borrowed money or evidenced by bonds, notes or similar instruments (“Indebtedness”), where the amount of such unpaid and due principal and/or accrued interest is in an aggregate amount in excess of $50.0 million, or (ii) the acceleration of principal and/or accrued interest with respect to Indebtedness, where the amount of such accelerated principal and interest is in an amount in excess of $50.0 million because of a default with respect to such Indebtedness, in any such case of (i) or (ii), without such Indebtedness having been paid or discharged or such acceleration having been cured, waived, rescinded or annulled within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding. However, if any such failure or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred and any acceleration as a result of the related event of default shall be automatically rescinded; or

(8) certain events of bankruptcy, insolvency or reorganization of us or any significant subsidiary.

The term “significant subsidiary” means any of our subsidiaries which has: (i) consolidated assets or in which we and our other subsidiaries have investments equal to or greater than 10% of our total consolidated assets; or (ii) consolidated gross revenue equal to or greater than 10% of our consolidated gross revenue.

If an event of default other than an event of default described in clause (8) above with respect to us occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest on the notes accrued and unpaid (including additional interest), if any, through the date of such declaration to be immediately due and payable.

The indenture provides that if an event of default described in clause (8) above with respect to us occurs, the principal amount of the notes plus accrued and unpaid interest (including additional interest), if any, will automatically become immediately due and payable. However, the effect of such provision may be limited by applicable law.

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration.

Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default other than:

•	our failure to pay principal of or any interest (including additional interest), if any, on any note when due or the payment of any repurchase price;

•	our failure to convert any note into cash, shares of our common stock or a combination of cash and shares of our common stock in accordance with the terms of the indenture; and

•	our failure to comply with any of the provisions of the indenture that cannot be modified without the consent of the holder of each outstanding note.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

If an event of default occurs, any notes in book-entry form only at DTC will be exchanged for notes in certificated form registered in the name of the beneficial owner or its nominee.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person or convey, transfer or lease all or substantially all of our properties and assets to any successor person, unless:

•

we are the surviving person or the resulting, surviving or transferee person, if other than us, is a corporation organized and validly existing under the laws of the United States of America, any state of the United States of America, or the District of Columbia and assumes our obligations on the notes and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although the indenture permits these transactions, some of the transactions could constitute a fundamental change of us and permit each holder to require us to repurchase the notes of such holder as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”.

Modification and Waiver

Except as described below, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

(1) change the stated maturity of the principal of or the payment date of any installment of interest or additional interest on or with respect to the notes;

(2) reduce the principal amount, repurchase price or the conversion rate (except in a manner provided for in the indenture) of any note or the rate of interest or additional interest on any note;

(3) reduce the amount of principal payable upon acceleration of the maturity of any note;

(4) change the currency in which the principal, repurchase price or interest with respect to the notes is payable;

(5) impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

(6) modify the provisions with respect to the repurchase rights of the holders described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” in a manner adverse to holders;

(7) adversely affect the right of holders to convert notes, other than as provided in the indenture;

(8) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

(9) alter the manner of calculation or rate of accrual of interest or additional interest, repurchase price or the conversion rate (except in a manner provided for in the indenture) on any note or extend the time for payment of any such amount.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of the holders to, among other things:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated notes in addition to or in place of certificated notes;

(3) provide for the assumption of our obligations to holders of notes in the case of a share exchange, merger or consolidation or sale of all or substantially all of our assets;

(4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

(5) add a guarantor;

(6) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) secure the notes;

(8) increase the conversion rate;

(9) comply with the rules of any applicable securities depositary, including DTC;

(10) conform the text of the indenture or the notes to any provision of this description of the notes to the extent that the text of this description of notes was intended by us and the initial purchasers to be a recitation of the text of the indenture or the notes as represented by us to the trustee in an officers’ certificate;

(11) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture; or

(12) modify the restrictions and procedures for resale and other transfers of notes or our common stock pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or conversion agent, as the case may be, after the notes have become due and payable, whether at maturity or any repurchase date or by delivery of a notice of conversion or otherwise, cash, shares or other consideration (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of the Notes

We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the sale price of our common stock and the amount of any increase in the conversion rate for any notes converted in connection with a fundamental change. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

U. S. Bank National Association is the trustee under the indenture. The trustee is the paying agent, conversion agent and registrar for the notes.

If the trustee becomes one of our creditors, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims, as security or otherwise. The trustee will be permitted to engage in other transactions; if, however, after a default has occurred and is continuing, it acquires any conflicting interest, it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

Book-Entry Delivery and Form

We initially issued the notes in the form of one or more global notes. The global note was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s nominee. Except as set forth below, the global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders may hold their beneficial interests in the global note directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

Owners of beneficial interests in global notes who desire to convert their notes in accordance with the indenture should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global note will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global note, holders will not be entitled to have the notes represented by the global note registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global note. We understand that, under existing industry practice, if an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note. We expect that DTC or its nominee, upon receipt of any payment of principal of, or interest on, the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global note for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global note owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global note is credited, and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. If, however, DTC notifies us that it is unwilling to be a depository for the global note or ceases to be a clearing agency, and we do not appoint a successor depositary within 90 days, or if there is an event of default under the notes, we will exchange the global note for certificated securities, which we will distribute to DTC participants and which will be legended, if required, as set forth under the heading “Transfer Restrictions”.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing.

Registration Rights

The following summary of the registration rights provided in the registration rights agreement is not complete. Holders should refer to the registration rights agreement for a full description of the registration rights that apply to the notes.

This prospectus is part of a shelf registration statement under the Securities Act that was filed to registered resales of the notes and the shares of common stock into which the notes are convertible. In the registration rights agreement, we agreed to file a shelf registration statement under the Securities Act not later than 120 days after the first date of original issuance of the notes. The notes and any common stock issuable upon conversion of the notes are referred to collectively as registrable securities. We will use our commercially reasonable efforts to have this shelf registration statement declared effective not later than 180 days after the first date of original issuance of the notes, and to keep it effective until the earliest of:

(1) two years from the latest date of original issuance of the notes;

(2) the date when all registrable securities shall have been registered under the Securities Act and disposed of;

(3) the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act; and

(4) the date on which the registrable securities cease to be outstanding.

If we notify the holders in accordance with the registration rights agreement to suspend the use of the prospectus upon the occurrence of certain events, then the holders will be obligated to suspend the use of the prospectus until the requisite changes have been made.

A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement which are applicable to such holder.

If:

(1) the shelf registration statement has not been filed with the SEC by the 120th day after the first date of original issuance of the notes;

(2) the shelf registration statement has not become effective by the 180th day after the first date of original issuance of the notes; or

(3) after the shelf registration statement has become effective, such shelf registration statement ceases to be effective (without being succeeded immediately by an effective replacement shelf registration statement), or the shelf registration statement or prospectus contained therein ceases to be usable in connection with the resales of notes and any common stock issuable upon the conversion of the notes, in accordance with and during the periods specified in the registration rights agreement for a period of time

(including any suspension period) which exceeds 90 days in the aggregate in any consecutive 12-month period because either (i) any event occurs as a result of which the prospectus forming part of such shelf registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (ii) it shall be necessary to amend such shelf registration statement or supplement the related prospectus to comply with the Securities Act or Exchange Act or the respective rules thereunder, or (iii) the occurrence or existence of any pending corporate development or other similar event with respect to us or a public filing with the SEC that, in our reasonable discretion, makes it appropriate to suspend the availability of a shelf registration statement and the related prospectus;

(we refer to each such event described above in clauses (1) through (3) as a registration default), additional interest will accrue on the notes, from and including the date on which the registration default shall occur to but excluding the date on which all such registration defaults have been cured, at the rate of (a) 0.25% of the principal amount of the notes per year to and including the 90th day following the occurrence of such registration default and (b) 0.50% of the principal amount of the notes per year from and after the 91st day following such registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted.

We will give notice of our intention to file the shelf registration statement, which we refer to as a filing notice, to each of the holders in the same manner as we would give notice to holders of notes under the indenture.

From and after the date the shelf registration statement is declared effective, each holder wishing to sell its registrable securities pursuant to the shelf registration statement and related prospectus will deliver a questionnaire in the form attached as Annex A to the offering circular used in connection with the Private Placement Offering to us at least 10 business days prior to any intended distribution. Within five business days after the later of receipt of a questionnaire or the expiration of any suspension period in effect when such questionnaire is delivered, we will file, if required by applicable law, a post-effective amendment to the shelf registration statement or a supplement to the prospectus contained in the shelf registration statement. In no event will we be required to file more than one post-effective amendment in any calendar quarter or to file a supplement or posteffective amendment during any suspension period.

We will pay all expenses incident to our performance of and compliance with the registration rights agreement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus as reasonably requested and take other actions as are required under the terms of the registration rights agreement to permit, subject to the foregoing, unrestricted resales of the registrable securities.

PURCHASE OF CONVERTIBLE NOTE HEDGES AND SALE OF WARRANTS

In connection with the pricing of the notes in the Private Placement Offering, we entered into a convertible note hedge transaction with respect to our common stock with affiliates of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., whom we refer to as the option counterparties. The purchased options will cover, subject to anti-dilution adjustments substantially identical to those in the notes, up to 20,920,500 shares of our common stock. Separately and concurrently with the pricing of the notes in the Private Placement Offering, we sold warrants to the option counterparties to acquire, subject to anti-dilution adjustments, up to 20,920,500 shares of our common stock.

The convertible note hedge transaction is expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, as measured under the convertible note hedge transaction, at the time of exercise is greater than the strike price of the convertible note hedge transaction, which corresponds to the initial conversion price of the notes and is subject to certain adjustments. If, however, the market value per share of our common stock, as measured under the warrants, exceeds the strike price of the warrants, the warrants will have a dilutive effect on our earnings per share.

The convertible note hedge transaction and warrants are separate transactions, entered into by us with the option counterparties, are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transaction or the warrants.

For a discussion of the impact of any market or other activity by the option counterparties or their affiliates in connection with the convertible note hedge transaction and warrants, see “Plan of Distribution” and “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering—The convertible note hedge, warrant and accelerated share repurchase transactions may affect the value of the notes and our common stock”.

ACCELERATED SHARE REPURCHASE TRANSACTION

Concurrently with the pricing of the notes in the Private Placement Offering, we entered into an accelerated share repurchase transaction with respect to our common stock with an affiliate of Credit Suisse Securities (USA) LLC, whom we refer to as the repurchase counterparty.

Pursuant to the accelerated share repurchase transaction, we have purchased from the repurchase counterparty approximately 28.3 million shares of our common stock and will purchase up to an estimated additional 1.0 million shares, the exact number to be determined based on the volume weighted average price of our common stock, generally calculated over a period of approximately three months. The repurchase counterparty delivered to us 75% of the minimum number of shares underlying the accelerated share repurchase transaction on the initial issuance date of the notes. In addition, the repurchase counterparty delivered to us 10% of the minimum number of shares underlying the accelerated share repurchase transaction on March 30, 2007. Finally, following the completion of a period of approximately three months from the date of the initial issuance of the notes in the Private Placement Offering, the repurchase counterparty will deliver to us the excess of the final number of shares to be repurchased under the accelerated share repurchase over the aggregate number of shares of our common stock previously delivered on the initial issuance date of the notes and through May 1, 2007.

For a discussion of the impact of any market or other activity by the repurchase counterparty or its affiliates in connection with the accelerated share repurchase transaction, see “Plan of Distribution” and “Risk Factors— Risks Related to the Notes, Our Common Stock and this Offering—The convertible note hedge, warrant and accelerated share repurchase transactions may affect the value of the notes and our common stock”.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 655,000,000 shares. Those shares consist of:

•	650,000,000 shares designated as common stock, $0.01 par value; and

•	5,000,000 shares designated as preferred stock, $0.01 par value.

The only equity securities currently outstanding are shares of common stock. As of May 1, 2007 there were approximately 151,188,267 million shares of our common stock outstanding.

Common Stock

Holders of common stock are entitled to receive dividends declared by the board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Currently, we are not paying a dividend. Each holder of common stock is entitled to one vote per share and, with proper notification, is entitled to cumulative voting in connection with the election of directors. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock.

All outstanding shares of common stock are fully paid and nonassessable.

Our common stock is listed on the New York Stock Exchange under the symbol “CY.”

Preferred Stock

As of May 11, 2007, there were no shares of preferred stock outstanding. The board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix or designate, under our certificate of designation, the following terms of the preferred stock:

•	designations, powers, preferences, and privileges;

•	relative participating, optional or special rights; and

•	qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of the holders of common stock.

The board of directors, without stockholder approval, may authorize and issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. The terms of the preferred stock that might be issued could conceivably make it more difficult to:

•	consummate a merger,

•	reorganize,

•	sell substantially all of our assets,

•	liquidate or

•	engage in other extraordinary corporate transactions

without preferred stockholder approval.

Preferred stock could therefore be issued quickly with terms calculated to delay, defer or prevent a change in control of Cypress or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

Section 203 of the Delaware General Corporation Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” transaction with an “interested stockholder” for a period of three years after the date the person became an interested stockholder, unless, with certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner, as described below.

The Section 203 restrictions do not apply if:

(1) the business combination or transaction is approved by our board of directors before the date the interested stockholder obtained such status;

(2) upon consummation of the transaction which resulted in the stockholder obtaining such status, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors that are outstanding at the time the transaction commenced. The 85% calculation does not include those shares (a) owned by directors who are also officers of the target corporation, and (b) held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer; or

(3) on or after the date the interested stockholder obtained such status, the business combination is approved by our board of directors and at a stockholder meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Section 203 may prohibit or delay mergers or other takeover or change in control attempts with respect to Cypress. As a result, Section 203 may discourage attempts to acquire us even though such transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Charter and By-law Provisions

Our charter and by-laws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. Our charter gives our board of directors the power to establish the rights, preferences and privileges of authorized and unissued shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in March 2007 to Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Lehman Brothers Inc., the initial purchasers of the notes. The initial purchasers resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to a prospectus supplement.

The following table contains information as of May 14, 2007 with respect to the selling securityholders and the principal amount of notes and the underlying shares of common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

Full Legal Name of Selling Securityholder	Principal Amount at Maturity of Notes Beneficially Owned That May be Sold ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock That May be Sold(1)	Percentage of Common Stock Outstanding (%)(2)
Absolute Strategies Fund, Forum Funds Trust	800,000	*	33,473	*
Advent Convertible Arbitrage Master	2,717,000	*	113,682	*
Advent Enhanced Phoenix	1,074,000	*	44,937	*
AHFP Context	600,000	*	25,105	*
ALCON Laboratories	368,000	*	15,397	*
Alexandra Global Master Fund LTD.	10,000,000	1.7	418,410	*
Altma Fund Sicav PLC in Respect of the Graton Sub Fund	2,290,000	*	95,816	*
Argent Classic Convertible Arbitrage Fund II, L.P.	80,000	*	3,347	*
Argent Classic Convertible Arbitrage Fund Ltd.	4,050,000	*	169,456	*
Argent Classic Convertible Arbitrage Fund, L.P.	480,000	*	20,084	*
Argentum Multi-Strategy Fund ltd-Classic	140,000	*	5,858	*
Arkansas Pers	1,890,000	*	79,079	*
Arlington County Employees Retirement System	528,000	*	22,092	*
Bancroft Fund LTD.	2,250,000	*	94,142	*
Boilermakers Blacksmith Pension Trust	1,580,000	*	66,109	*
British Virgin Islands Social Security Board	122,000	*	5,105	*
Calamos Growth and Income Fund—Calamos Investment Trust	29,500,000	4.9	1,234,310	*
Calamos Growth and Income Portfolio—Calamos Advisors Trust	170,000	*	7,113	*
Calamos Market Neutral Income Fund—Calamos Investment Trust	12,500,000	2.1	523,013	*
CASAM Context Offshore Advantage Fund Limited	1,320,000	*	55,230	*
Columbia Convertible Securities Fund	2,000,000	*	83,682	*
Context Advantage Master Fund, LP	7,730,000	1.3	323,431	*
Continental Assurance Company on Behalf of its Separate Account (E)	2,500,000	*	104,603	*
DKR Soundshare Oasis Holding Fund Ltd	1,000,000	*	41,841	*
Ellsworth Fund LTD.	2,250,000	*	94,142	*
Erisa Fund	1,792,000	*	74,979	*
Family Life Insurance Company	100,000	*	4,184	*
Finch Tactical Plus Class B	360,000	*	15,063	*
Fore Convertible Master Fund, LTD	20,608,000	3.4	862,259	*
FPL Group Employees Pension Plan	770,000	*	32,218	*
Grace Convertible-Aribitrabe Fund LTD.	5,500,000	*	230,126	*
Grady Hospitals	101,000	*	4,226	*
Guardian Life Insurance Company	3,500,000	*	146,444	*
Guardian Pension Trust	400,000	*	16,736	*
HFR CA Op Master Trust	115,000	*	4,812	*
Highbridge Convertible Arbridge Master Fund LP	19,800,000	3.3	828,452	*
Highbridge International LLC	55,200,000	9.2	2,309,623	*
Independence Blue Cross	380,000	*	15,900	*
Institutional Benchmark series (Master Feeder) Limited. In Respect of Alcor Series	390,000	*	16,318	*
Institutional Benchmark series (Master Feeder) Limited. In Respect of Electra Series c/o Quattro Fund	294,000	*	12,301	*
KBC Convertibles Mac 28 Limited	4,375,000	*	183,054	*
KBC Diversified Fund, a segregated portfolio of KBC AIM Master Fund, SPC	4,125,000	*	172,594	*
KBC Diversified Fund, a segregated portfolio of KBC AIM Master Fund, SPC	5,500,000	*	230,126	*
KBC Financial Products USA Inc.	12,000,000	2.0	502,092	*
LDG Limited	185,000	*	7,741	*
Lydian Global Opportunities Master Munf Limited	7,500,000	1.3	313,808	*
Lydian Overseas Partners Master Fund LTD.	24,000,000	4.0	1,004,184	*
Lyxor Master Trust Fund	94,000	*	3,933	*
Lyxor/Context Fund LTD.	1,770,000	*	74,059	*
Mackay Shields LLC	4,560,000	*	190,795	*
Magnetar Capital Master Fund, LTD.	9,000,000	1.5	376,569	*
Marathon Global Convertible Master Fund, LTD.	20,000,000	3.3	836,820	*
McMahan Securities Co. LP	125,000	*	5,230	*
Mohican VCA Master Fund LTD.	5,600,000	*	234,310	*
Nuveen Preferred & Convertible Income Fund JPC.	13,405,000	2.2	560,879	*
Occidental Petroleum Corporation	244,000	*	10,209	*
Parabolic Partners Master Fund Ltd.	1,000,000	*	41,841	*
Partners Group Alternative Strategies PLL Limited, Red Delta c/o Quattro Fund	585,000	*	24,477	*
Pendragon (Convertibles) Fund Limited	12,500,000	2.1	523,013	*
Police & Fire Retirement System of the City of Detroit	280,000	*	11,715	*
Pro-Mutual	667,000	*	27,908	*
Quattro Fund Ltd.	12,776,000	2.1	534,561	*
Quattro Multistrategy MasterFund LP.	1,854,000	*	77,573	*
Rhythm Fund, Ltd.	3,500,000	*	146,444	*
San Francisco City & County ERS	1,044,000	*	43,682	*
Stark Master Fund Ltd.	25,000,000	4.2	1,046,025	*
Steelhead Pathfinder Mater LP.	2,500,000	*	104,603	*
Sutton Brook Capital Portfolio LP.	10,000,000	1.7	418,410	*
The City of Industry of New York	106,000	*	4,435	*
TQA Master Fund LTD.	1,183,000	*	49,498	*
TQA Master Plus Fund LTD	682,000	*	28,536	*
Tribeca Convertibles LP	27,500,000	4.6	1,150,628	*
Trustmark	180,000	*	7,531	*
UBS O'Connor LLC F/B/O: O'Conner Global Convertible Arbitrage II Master Limited	53,561,000	8.9	2,241,046	*
UBS Securities LLC.	4,955,000	*	207,322	*
Vicis Capital Master Fund	30,000,000	5.0	1,255,230	*
Waterstone Market Neutral Mac 51 Fund, LTD.	20,767,000	3.5	868,912	*
Waterstone Market Neutral Master Fund Ltd.	37,733,000	6.3	1,578,787	*
Worldwide Transactions Limited	540,000	*	22,594	*
Xavenx Convertible Arbitrage 10 Fund	250,000	*	10,460	*
Zurich Institutional Benchmarks Master Fund LTD. c/o TQA Investors, LLC	450,000	*	18,828	*

*	Less than 1%
(1)	Calculated based on the initial conversion rate of 41.8410 per $1,000 principal amount of notes, or $23.90, subject to adjustments under certain circumstances.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 151,188,267 shares of common stock outstanding as of May 1, 2007. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

We prepared this table based on information supplied to us by the selling securityholders named in the table. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements. Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See the section titled “Plan of Distribution.”

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes or the common stock issued upon conversion of the notes offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders or their pledgees, donees, transferees or any successors in interest (all of whom may be selling securityholders); or

•

through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and underlying common stock.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. These securityholders purchased their notes in the open market, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by these securityholders. To our knowledge, none of the selling securityholders who are affiliates of broker-dealers purchased the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•

on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “CY.” We do not intend to apply for the listing of the notes on any securities exchange. The initial purchasers have advised us that it intends to make a market in the notes. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Accordingly, we cannot assure that the notes will be liquid or that any trading for the notes will develop.

There can be no assurance that any selling securityholder will sell any or all of the notes and the underlying common stock pursuant to this prospectus. In addition, any notes and the underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Pursuant to the registration rights agreement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. holder if it (1) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with their regular method of tax accounting, subject to the exceptions described under “—Amortizable Bond Premium” below.

In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a de minimis amount, the holder will be required to include such excess in income as “original issue discount” over the term of the instrument, irrespective of the holder’s regular method of tax accounting. The issue price of the notes is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). We believe that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

We may be required to make payments of additional interest to holders of the notes if we do not file, or cause to be declared or keep effective, a registration statement, as described under “Description of the Notes — Registration Rights” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore we do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. Holder’s regular method of tax accounting, subject to the exceptions described under “—Amortizable Bond Premium” below. In the event we pay additional interest on the notes, U.S. holders should consult their own tax advisors regarding the treatment of such amounts.

Market Discount

If a U.S. holder acquires a note other than in connection with its original issue at a price that is less than its issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than a de minimis amount. Under the market discount rules, a U.S. holder is required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. holder disposes of a note that has accrued market discount in certain nonrecognition transactions in which the U.S. holder receives property the basis of which is determined in whole or in part by reference to the basis of the note, the accrued market discount generally is includible in income at the time of such transaction only to the extent of the gain recognized. To the extent not included in income at the time of the nonrecognition transaction, the accrued market discount attaches to the property received and is recognized as ordinary income upon the disposition of such property. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. A U.S. holder may elect, however, to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. Any such election applies on a note-by-note basis and is irrevocable. A U.S. holder also may elect to include market discount in income currently as it accrues. Any such election applies to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, the U.S. Holder’s tax basis in the notes will be increased by the amount of market discount included in income. Unless a U.S. holder elects to include market discount in income as it accrues, such U.S. holder may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry notes with market discount.

Amortizable Bond Premium

If a U.S. Holder purchases a note at a price that exceeds the principal amount of the note, the amount of such excess is referred to as “bond premium” for U.S. federal income tax purposes. The U.S. Holder may elect to amortize the bond premium against interest payable on the note, except to the extent that the bond premium is attributable to the conversion feature of the note. In addition, any bond premium in excess of the interest payable on the note may be deductible over the term of the note. If a U.S. holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based on a constant yield to maturity over the period the note is held. The amortized bond premium would reduce the U.S. holder’s tax basis in the note. Any such election applies to all fully taxable bonds held by the U.S. holder at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, a U.S. holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the note or the note is sold or otherwise disposed of.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Subject to the market discount rules described above, a U.S. holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into cash and shares of our common stock, the U.S. federal income tax consequences of which are described under “—U.S. Holders— Conversion of Notes” below). The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the note. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. holder’s tax basis in the note will generally equal the amount the holder paid for the note (increased by the amount of market discount, if any, previously included in income, and decreased by the amount of amortized bond premium, if any). The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income, subject to the exceptions described under “—Amortizable Bond Premium” above. Subject to the market discount rules described above, the gain or loss recognized by the U.S. holder on the disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

Upon conversion of a note solely into cash, a U.S. holder generally will be subject to the rules described under “—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above.

The tax consequences of the conversion of a note into cash and shares of our common stock are not entirely clear. If the notes are “securities” for U.S. income tax purposes, a U.S. holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. Whether a debt instrument is a security for U.S. federal income tax purposes requires an overall evaluation of the nature of the debt instrument, and the term of the debt instrument is usually regarded as one of the most significant factors. Because the notes have a term of less than three years, it is possible that the notes will not be treated as securities for U.S. federal income tax purposes. If the notes are treated as securities and the conversion is treated as a recapitalization, the U.S. holder would not be permitted to recognize loss, but would be required to recognize gain. Subject to the discussion under “—U.S. Holders— Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a makewhole fundamental change may be treated as a taxable stock dividend, the amount of gain recognized by a U.S. holder would equal the lesser of (i) the excess (if any) of (A) the amount of cash received (excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) upon conversion over (B) the U.S. holder’s tax basis in the converted note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest). Subject to the market discount rules described above, such gain will be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The U.S. holder’s tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the tax basis of the converted note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). The U.S. holder’s holding period in the common stock (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.

Alternatively, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, a U.S. holder’s aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis. Subject to the market discount rules described above, the U.S. holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. holder (other than amounts attributable to accrued and unpaid interest) and the U.S. holder’s tax basis in the portion of the note treated as redeemed. See “—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above. With respect to the portion of the note treated as converted, a U.S. holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and common stock received attributable to accrued and unpaid interest), subject to the discussion under “—U.S. Holders— Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a makewhole fundamental change may be treated as a taxable stock dividend. The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the converted note.

Alternatively, it is possible that the conversion of a note into cash and shares of our common stock would be treated as a fully taxable exchange, in which case, subject to the market discount rules described above and the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a makewhole fundamental change may be treated as a taxable stock dividend, a U.S. holder generally would recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of our common stock received (other than amounts attributable to accrued and unpaid interest) and (ii) the U.S. holder’s tax basis in the notes. The U.S. holder’s tax basis in the common stock would be equal to the fair market value of such stock, and the holding period for such common stock would begin on the day after the date of the conversion.

It is also possible that the U.S. holder would be treated as converting the note in its entirety into our common stock, and then selling a portion of the common stock to us in a deemed redemption. The tax consequences of such a deemed redemption would depend in part upon whether the transaction were treated as a dividend for U.S. federal income tax purposes. U.S. holders are urged to consult with their own tax advisors regarding the U.S. federal income taxes of a redemption of our common stock.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. holder would be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the common stock (determined as discussed above) attributable to the fractional share.

Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. holder would be taxed as ordinary income, subject to the exceptions described under “—Amortizable Bond Premium” above. The basis in any shares of common stock attributable to accrued and unpaid interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest would begin on the day after the date of conversion.

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of the Notes— Conversion Procedures”, should consult its own tax advisor concerning the appropriate treatment of such payments.

U.S. holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of converting their notes into a combination of cash and our common stock.

In the event that we engage in a transaction described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments—Treatment of Reference Property,” the conversion obligation may be adjusted so that holders would be entitled to convert the notes into reference property as a result of such transaction. Depending on the facts and circumstances at the time of such transaction, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.

U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an adjustment involving reference property.

Distributions

If, after a U.S. holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase such holders’ proportionate interests in our earnings and profits or assets. In that case, the holders of notes would be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a makewhole fundamental change, as described under “Description of the Notes—Conversion of Notes—Increase of Conversion Rate Upon Certain Fundamental Changes” above, also may be treated as a taxable stock distribution. Not all changes in the conversion rate that result in holders of notes receiving more common stock on conversion, however, increase such holders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the interests of holders of notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders. In addition, if an event occurs that increases the interests of holders of the notes and the conversion rate of the notes is not adjusted (or not adequately adjusted), this could be treated as a taxable stock distribution to holders of the notes. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its note or common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate or the dividends received deduction described in the previous paragraph as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Disposition of Common Stock

Subject to the market discount rules described above, a U.S. holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

The portfolio interest exception will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient stock ownership; or

•

is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (and, generally, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) (see the discussion under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Additional Interest

Absent further relevant guidance from the IRS, we may treat payments of additional interest, if any, to non-U.S. holders as described above under “Description of Notes—Registration Rights” as subject to U.S. federal withholding tax. Therefore, we (or our paying agent) may withhold on such payments at a rate of 30% unless we timely receive a properly executed IRS Form W-8BEN or W-8ECI from the non-U.S. holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty or are effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, generally, if an income tax treaty applies, that any gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder). If we withhold tax from any payment of additional interest made to a non-U.S. holder and such payment is determined not to be subject to U.S. federal income tax, a non-U.S. holder generally would be entitled to a refund of any tax withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Non-U.S. Holders— Taxation of Interest” above) or common stock, unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business”;

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or common stock by a non-U.S. holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder’s holding period for the notes or common stock disposed of), a “U.S. real property holding corporation” (or USRPHC). In very general terms, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Dividends paid to a non-U.S. holder on common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments (or failure to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “—U.S. Holders— Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any taxable constructive stock dividends received by a non-U.S. holder may be withheld from interest on the notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the non-U.S. holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder should demonstrate its entitlement to treaty benefits by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a non-U.S. holder’s conduct of a

U.S. trade or business are discussed below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business”.

Income or Gains Effectively Connected with a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide a taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

Payments of interest or dividends to U.S. holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation of Interest” and “—Non-U.S. Holders—Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

The following documents filed by us with the SEC, are incorporated by reference into and made part of, this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007;

•

our Current Reports on Form 8-K filed on May 7, 2007, May 1, 2007, March 20, 2007, March 14, 2007, March 12, 2007, February 28, 2007, February 13, 2007, February 8, 2007, January 24, 2007, January 5, 2007 and our amended Current Report on Form 8-K/A filed on May 2, 2007; and

•	The description of our common stock contained in our Registration Statement on Form 8-A dated August 30, 1988, including any amendment or report filed for the purpose of updating any such description.

You may request a copy of these filings and all other information subsequently incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following:

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

(408) 943-2600

Attn: Chief Financial Officer

We are also incorporating by reference all documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to termination of the offering made hereby (except information “furnished” on a current report on Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Our common stock is listed on the New York Stock Exchange. You may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The aggregate estimated (other than the registration fee) expenses to be paid by us in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$18,420

Trustee’s fees and expenses	$8,700

Accounting fees and expenses	$303,000

Legal fees and expenses	$528,225

Printing and engraving	$50,000

Total	$908,345

Item 15.	Indemnification of Directors and Officers

Article 10 of our Second Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same now exists or may hereafter be amended, a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and that we are authorized to provide indemnification of (and advancement of expenses to) our directors, officers, employees and other agents in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to statutory and non-statutory limits created by applicable Delaware law with respect to actions for breach of duty to a corporation, its stockholders and others. The Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI of our Bylaws provides that we (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he is or was a director or officer of our company, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he is or was our employee or agent, or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws provide that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Article VI of our Bylaws also provides that we (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our favor by reason of the fact that he is or was a director or officer of our company, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our favor by reason of the fact that he is or was an employee or agent of our company, or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our Bylaws also provide that, to the extent that a director or officer of our company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith and to the extent that an employee or agent of our company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent of our company for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. We currently maintain liability insurance for our officers and directors.

Item 16.	Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Incorporation by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/ Period End Date	Filed Herewith
2.1	Agreement and Plan of Reorganization dated as of January 16, 2001 by and among Cypress Semiconductor Corporation, Clock Acquisition Corporation, International Microcircuits, Inc. and with respect to Article VII, U.S. Bank Trust, N.A., as Escrow Agent, and Kurt R. Jaggers, as Securityholder Agent.	10-Q	4/1/2001

2.2	Agreement and Plan of Reorganization dated as of January 26, 2001 by and among Cypress Semiconductor Corporation, Hilo Acquisition Corporation, HiB and Semiconductors, Inc., certain shareholder parties thereto, and U.S. Bank Trust, National Association, as Escrow Agent.	10-Q	4/1/2001

2.3	Stock Purchase Agreement dated as of May 29, 2001 by and among Cypress Semiconductor Corporation, ScanLogic Holding Company, ScanLogic Corporation, certain shareholder parties thereto, and with respect to Article VII, U.S. Bank Trust, N.A., as Escrow Agent, and Israel Zilberman, as Securityholder Agent.	10-Q	7/1/2001

2.4	Agreement and Plan of Reorganization dated as of June 2, 2001 by and among Cypress Semiconductor Corporation, Lion Acquisition Corporation, Lara Networks, Inc., U.S. Bank Trust National Association, as Escrow Agent (with respect to Article VII only), and Kenneth P. Lawler, as Securityholder Agent (with respect to Articles I and VII only).	10-Q	9/30/2001

2.5	First Amendment to Agreement and Plan of Reorganization dated as of July 3, 2001 by and among Cypress Semiconductor Corporation, Lion Acquisition Corporation, Lara Networks, Inc., U.S. Bank Trust, N.A., as Escrow Agent, and Kenneth P. Lawler, as Securityholder Agent.	10-Q	9/30/2001

2.6	Agreement and Plan of Reorganization dated as of August 19, 2001 by and among Cypress Semiconductor Corporation, In-System Design, Inc., and with respect to Article VII, U.S. Bank Trust, N.A., as Escrow Agent, and Lynn Watson, as Securityholder Agent.	10-Q	9/30/2001

2.7	First Amendment to Agreement and Plan of Reorganization dated as of September 10, 2001 by and among Cypress Semiconductor Corporation, Idaho Acquisition Corporation, In-System Design, Inc., U.S. Bank Trust, N.A., as Escrow Agent, and Lynn Watson, as Securityholder Agent.	10-Q	9/30/2001

2.8	Agreement and Plan of Reorganization dated as of November 17, 2001 by and among Cypress Semiconductor Corporation, Steelers Acquisition Corporation, Silicon Packets, Inc., and with respect to Article VII only, U.S. Bank Trust, N.A., as Escrow Agent, and Robert C. Marshall, as Securityholder Agent.	10-K	12/30/2001

2.9	Stock Purchase Agreement dated as of June 21, 2004 by and among Cypress Semiconductor Corporation, in the name and on behalf of Cypress Semiconductor (Belgium) BVBA in Formation, FillFactory NV, certain stockholders of FillFactory NV and with respect to Article VIII and Article X only, U.S. Bank, National Association, as Escrow Agent, and Luc De Mey and IT-Partners NV, as Stockholder Agents.	8-K	8/13/2004

2.10	Agreement and Plan of Reorganization dated as of June 30, 2004 by and among Cypress Semiconductor Corporation, SP Acquisition Corporation and SunPower Corporation.	10-K	1/2/2005

2.11	Agreement and Plan of Merger dated as of February 11, 2005 by and among Cypress Semiconductor Corporation, SMaL Camera Technologies, Inc., Summer Acquisition Corporation, and with respect to Articles VII and IX only, U.S. Bank, National Association, as Escrow Agent, and Allan Thygesen, as Securityholder Agent.	8-K	2/15/2005

2.12	Agreement and Plan of Merger dated November 7, 2005, by and between Cypress Semiconductor Corporation, CMS Acquisition Corporation and Cypress Microsystems, Inc.	8-K	12/8/2005

4.1	Subordinated Indenture dated as of January 15, 2000 between Cypress Semiconductor Corporation and State Street Bank and Trust Company of California, N.A., as Trustee.	8-K	3/17/2000

4.2	Supplemental Trust Indenture dated as of June 15, 2000 between Cypress Semiconductor Corporation and State Street Bank and Trust Company of California, N.A., as Trustee.	8-K	7/11/2000

4.3	Indenture dated as of June 3, 2003 between Cypress Semiconductor Corporation and U.S. Bank National Association, as Trustee.	S-3	6/30/2003

4.4	Indenture dated March 13, 2007 between Cypress Semiconductor Corporation and U.S. Bank, National Association, as Trustee.	X

4.5	Form of Note (included in Exhibit 4.4)	X

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation	X

12.1	Computation of Ratio of Earnings to Fixed Charges	X

23.1	Consent of Independent Registered Public Accounting Firm.	X

24.1	Power of Attorney (reference is made to pages II-7 and II-8 of this Registration Statement on Form S-3).	X

25.1	Form T-1 Statement of Eligibility of Trustee under the Indenture dated March 13, 2007 between Cypress Semiconductor Corporation and U.S. Bank, National Association, as Trustee.	X

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by such undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(a) and contained in a form of prospectus filed by the registrant pursuant to Rule 420(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 16, 2007.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Brad W. Buss
Name:	Brad W. Buss
Title:	Executive Vice President, Finance and Administration and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2007. Each person whose signature appears below constitutes and appoints T.J. Rodgers and Brad W. Buss, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ T. J. RODGERS	President, Chief Executive Officer and Director	May 16, 2007
T. J. Rodgers	(Principal Executive Officer)

/s/ BRAD W. BUSS	Executive Vice President, Finance and	May 16, 2007
Brad W. Buss	Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ W. STEVE ALBRECHT	Director	May 16, 2007
W. Steve Albrecht

/s/ ERIC A. BENHAMOU	Director	May 16, 2007
Eric A. Benhamou

/s/ LLOYD A. CARNEY	Director	May 16, 2007
Lloyd A. Carney

/s/ JAMES R. LONG	Director	May 16, 2007
James R. Long

/s/ J. DANIEL MCCRANIE	Director	May 16, 2007
J. Daniel McCranie

/s/ EVERT P. VAN DE VEN	Director	May 16, 2007
Evert P. van de Ven

EXHIBIT INDEX

Incorporation by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/ Period End Date	Filed Herewith
2.1	Agreement and Plan of Reorganization dated as of January 16, 2001 by and among Cypress Semiconductor Corporation, Clock Acquisition Corporation, International Microcircuits, Inc. and with respect to Article VII, U.S. Bank Trust, N.A., as Escrow Agent, and Kurt R. Jaggers, as Securityholder Agent.	10-Q	4/1/2001

2.2	Agreement and Plan of Reorganization dated as of January 26, 2001 by and among Cypress Semiconductor Corporation, Hilo Acquisition Corporation, HiB and Semiconductors, Inc., certain shareholder parties thereto, and U.S. Bank Trust, National Association, as Escrow Agent.	10-Q	4/1/2001

2.3	Stock Purchase Agreement dated as of May 29, 2001 by and among Cypress Semiconductor Corporation, ScanLogic Holding Company, ScanLogic Corporation, certain shareholder parties thereto, and with respect to Article VII, U.S. Bank Trust, N.A., as Escrow Agent, and Israel Zilberman, as Securityholder Agent.	10-Q	7/1/2001

2.4	Agreement and Plan of Reorganization dated as of June 2, 2001 by and among Cypress Semiconductor Corporation, Lion Acquisition Corporation, Lara Networks, Inc., U.S. Bank Trust National Association, as Escrow Agent (with respect to Article VII only), and Kenneth P. Lawler, as Securityholder Agent (with respect to Articles I and VII only).	10-Q	9/30/2001

2.5	First Amendment to Agreement and Plan of Reorganization dated as of July 3, 2001 by and among Cypress Semiconductor Corporation, Lion Acquisition Corporation, Lara Networks, Inc., U.S. Bank Trust, N.A., as Escrow Agent, and Kenneth P. Lawler, as Securityholder Agent.	10-Q	9/30/2001

2.6	Agreement and Plan of Reorganization dated as of August 19, 2001 by and among Cypress Semiconductor Corporation, In-System Design, Inc., and with respect to Article VII, U.S. Bank Trust, N.A., as Escrow Agent, and Lynn Watson, as Securityholder Agent.	10-Q	9/30/2001

2.7	First Amendment to Agreement and Plan of Reorganization dated as of September 10, 2001 by and among Cypress Semiconductor Corporation, Idaho Acquisition Corporation, In-System Design, Inc., U.S. Bank Trust, N.A., as Escrow Agent, and Lynn Watson, as Securityholder Agent.	10-Q	9/30/2001

2.8	Agreement and Plan of Reorganization dated as of November 17, 2001 by and among Cypress Semiconductor Corporation, Steelers Acquisition Corporation, Silicon Packets, Inc., and with respect to Article VII only, U.S. Bank Trust, N.A., as Escrow Agent, and Robert C. Marshall, as Securityholder Agent.	10-K	12/30/2001

2.9	Stock Purchase Agreement dated as of June 21, 2004 by and among Cypress Semiconductor Corporation, in the name and on behalf of Cypress Semiconductor (Belgium) BVBA in Formation, FillFactory NV, certain stockholders of FillFactory NV and with respect to Article VIII and Article X only, U.S. Bank, National Association, as Escrow Agent, and Luc De Mey and IT-Partners NV, as Stockholder Agents.	8-K	8/13/2004

2.10	Agreement and Plan of Reorganization dated as of June 30, 2004 by and among Cypress Semiconductor Corporation, SP Acquisition Corporation and SunPower Corporation.	10-K	1/2/2005

2.11	Agreement and Plan of Merger dated as of February 11, 2005 by and among Cypress Semiconductor Corporation, SMaL Camera Technologies, Inc., Summer Acquisition Corporation, and with respect to Articles VII and IX only, U.S. Bank, National Association, as Escrow Agent, and Allan Thygesen, as Securityholder Agent.	8-K	2/15/2005

2.12	Agreement and Plan of Merger dated November 7, 2005, by and between Cypress Semiconductor Corporation, CMS Acquisition Corporation and Cypress Microsystems, Inc.	8-K	12/8/2005

4.1	Subordinated Indenture dated as of January 15, 2000 between Cypress Semiconductor Corporation and State Street Bank and Trust Company of California, N.A., as Trustee.	8-K	3/17/2000

4.2	Supplemental Trust Indenture dated as of June 15, 2000 between Cypress Semiconductor Corporation and State Street Bank and Trust Company of California, N.A., as Trustee.	8-K	7/11/2000

4.3	Indenture dated as of June 3, 2003 between Cypress Semiconductor Corporation and U.S. Bank National Association, as Trustee.	S-3	6/30/2003

4.4	Indenture dated March 13, 2007 between Cypress Semiconductor Corporation and U.S. Bank, National Association, as Trustee.			X

4.5	Form of Note (included in Exhibit 4.4)			X

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation			X

12.1	Computation of Ratio of Earnings to Fixed Charges			X

23.1	Consent of Independent Registered Public Accounting Firm.			X

24.1	Power of Attorney (reference is made to pages II-7 and II-8 of this Registration Statement on Form S-3).			X

25.1	Form T-1 Statement of Eligibility of Trustee under the Indenture dated March 13, 2007 between Cypress Semiconductor Corporation and U.S. Bank, National Association, as Trustee.			X